Exhibit 10.19

Execution Copy

AGREEMENT AMONG THE FOURTH MEZZANINE NOTEHOLDERS

(Fourth Mezzanine Loan)

JPMORGAN CHASE BANK, N.A.,

as Note A-1 Holder,

BANK OF AMERICA, N.A.,

as Note A-2 Holder,

CITIBANK, N.A.,

as Note A-3 Holder,

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,

as Note A-4 Holder,

BLACKSTONE SPECIAL FUNDING (IRELAND),

as successor in interest to German American Capital Corporation,

as Note A-5 Holder,

MERRILL LYNCH MORTGAGE LENDING, INC.,

as Note A-6 Holder,

JPMORGAN CHASE BANK, N.A.,

as successor in interest to Bear Stearns Commercial Mortgage, Inc.,

as Note A-7 Holder,

GOLDMAN SACHS MORTGAGE COMPANY,

as Note A-8 Holder,

BANK OF AMERICA, N.A,

as Collateral Agent

and

BANK OF AMERICA, N.A.,

as Servicer

August 31, 2010

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24.	Withholding Taxes	38

25.	Borrower Affiliate Holders	39

26.	Consents to Jurisdiction	40

27.	Co-Origination Agreement	40

28.	Note Register	40

29.	Notes Not Securities	40

30.	Custody of Mezzanine Loan Documents	40

31.	Collateral Agent	41

-ii-

THIS AGREEMENT AMONG THE FOURTH MEZZANINE NOTEHOLDERS (this “Agreement”), is dated and effective as of August 31, 2010 by and among JPMORGAN CHASE BANK, N.A. , as holder of Note A-1 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-1 Holder”), BANK OF AMERICA, N.A., as holder of Note A-2 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-2 Holder”), CITIBANK, N.A., as holder of Note A-3 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-3 Holder”), CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as holder of Note A-4 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-4 Holder”), BLACKSTONE SPECIAL FUNDING (IRELAND) (as successor in interest to GERMAN AMERICAN CAPITAL CORPORATION, as holder of Note A-5 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-5 Holder”), MERRILL LYNCH MORTGAGE LENDING, INC., as holder of Note A-6 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-6 Holder”), JPMORGAN CHASE BANK, N.A. as successors in interest to BEAR STEARNS COMMERCIAL MORTGAGE, INC., as holder of Note A-7 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-7 Holder”) and GOLDMAN SACHS MORTGAGE COMPANY, as holder of Note A-8 referred to below (together with its successors and permitted assigns in such capacity, the “Note A-8 Holder”; each of the Note A-1 Holder, the Note A-2 Holder, the Note A-3 Holder, the Note A-4 Holder, the Note A-5 Holder, the Note A-6 Holder, the Note A-7 Holder and the Note A-8 Holder are individually referred to as a “Holder” and are collectively referred to as the “Holders”), BANK OF AMERICA, N.A, as collateral agent (together with its successors and permitted assigns, in such capacity, the “Collateral Agent”) and BANK OF AMERICA, N.A., as servicer (together with its successors and permitted assigns in such capacity, the “Servicer”).

W I T N E S S E T H:

WHEREAS, JPMorgan Chase Bank, N.A. amended and restated a mezzanine loan pursuant to the terms, provisions and conditions set forth in that certain Amended and Restated Fourth Mezzanine Loan Agreement, dated as of May 22, 2008 (the “Existing Mezzanine Loan Agreement”) by and between that certain Fourth Mezzanine Borrower listed on Schedule 1 of the Intercreditor Agreement (collectively, the “Mezzanine Borrower”) in the principal amount of $275,000,000 (the “Mezzanine Loan”) evidenced by nine promissory notes, dated May 22, 2008 in the original aggregate principal amount of $275,000,000, made by the Mezzanine Borrower in favor of JPMorgan Chase Bank, N.A.;

WHEREAS, the Existing Mezzanine Loan Agreement is being amended and restated in its entirety by the Borrower, the Holders and the Collateral Agent pursuant to, and in accordance with, that certain Second Amended and Restated Fourth Mezzanine Loan Agreement, dated as of the date hereof, in order to evidence certain modifications to the Mezzanine Loan; and

WHEREAS, the Holders desire to enter into this Agreement to memorialize the terms under which they, and their successors and assigns, shall hold the Notes and agree to the manner in which rights under the Mezzanine Loan Agreement and Intercreditor Agreement shall be exercised;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto mutually agree as follows:

1. Definitions. References to a “Section” or the “recitals” are, unless otherwise specified, to a Section or the recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Mezzanine Loan Agreement. Whenever used in this Agreement, the following terms shall have the respective meanings set forth below. In addition, any capitalized terms defined in the first paragraph, the recitals or any other section of this Agreement but not listed below shall have the respective meanings ascribed to such capitalized terms in the first paragraph, the recitals or such other section, as the case may be, of this Agreement.

“Additional Covered Junior Loans” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Additional Discounted Pay-off Amount” shall mean, with respect to any Discounted Pay-off Amount, the additional Note Principal Balance agreed to be forgiven by the related Discounted Pay-off Holder in connection with any full or partial discounted pay-off of such Note such that the Note Principal Balance is reduced to the total agreed upon amount of such discounted pay-off upon payment of the principal portion of the Discounted Pay-off Amount. For example, if a Holder agreed to a discounted pay-off of $100,000 of the outstanding Note Principal Balance for a principal payment of $25,000, the Discounted Pay-Off Amount would be $25,000 and the Additional Discounted Pay-off Amount would be $75,000.

“Advance” shall have the meaning assigned to such term in Section 4(a).

“Advance Interest” shall mean interest at the Advance Rate on an Advance from the date on which such Advance is made to, but not including, the date of payment or reimbursement of the Advance, less the amount of interest previously paid thereon.

“Advance Rate” shall mean, for any period, a rate per annum payable by the Mezzanine Borrower pursuant to the Mezzanine Loan Agreement with respect to the applicable Advance.

“Affiliate” shall mean with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or under common control or ownership with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person, means (i) except as described in the immediately following subclause (ii), the ownership, directly or indirectly, in the aggregate of more than fifty percent (50%) of the beneficial ownership interests of an entity or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise, and (ii) for purposes of the definition of Borrower Affiliate Holder herein and Section 14 only, either (y) the ownership, directly or indirectly, in the aggregate of twenty-five percent (25%) or more of the beneficial ownership interest of an entity or, with respect to the determination of whether a Person satisfies the definition of Borrower Affiliate Holder as a result of the foreclosure on any Junior Loan or interest therein or a transfer-in-lieu thereof, the ownership, directly or indirectly, in the aggregate of thirty-one percent (31%) or more of the beneficial ownership of an entity, or (z) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of an entity, whether through the ability to exercise voting power, by contract or otherwise. “Controlled by,” “controlling” and “under common control with” shall have the respective correlative meaning thereto.

“Affiliate Holder” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Affiliate Transferee” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Agreeing Holders” has the meaning provided in Section 9(b).

“Agreement” shall mean this Agreement Among the Fourth Mezzanine Noteholders, all exhibits and schedules hereto and all amendments hereof and supplements hereto.

“Balloon Payment” shall mean the payment of principal and premium, if any, due at the Maturity Date (as defined in the Mezzanine Loan Agreement), as the same may be extended pursuant to Section 2.7 of the Mezzanine Loan Agreement.

“Borrower Affiliate Holder” shall mean any Holder that, directly or indirectly through one or more of its Affiliates (A) is managed or sponsored by the Senior Borrower, Mezzanine Borrower or any Related Mezzanine Loan Borrower or any Affiliate of any of them (including, without limitation, any fund or investment vehicle managed or sponsored by any Affiliate of the Mezzanine Borrower or of any Related Mezzanine Loan Borrower), (B) together with any Affiliate of such Holder, owns, directly or indirectly, thirty-one percent (31%) or more than thirty-one percent (31%) of an economic, legal or other beneficial interest in the Senior Borrower, Mezzanine Borrower or any Related Mezzanine Loan Borrower or any of their respective Affiliates, or (C) has the power, directly or indirectly, to direct or cause the direction of, the management or policies of the Senior Borrower, Mezzanine Borrower or any Related Mezzanine Loan Borrower or any of their respective Affiliates, whether through the ability to exercise voting power, by contract or otherwise; provided, however, for the avoidance of doubt, that a Holder that acquires, directly or indirectly, not more (when aggregated with the interests of its Affiliates) than a thirty-one percent (31%) economic, legal or other beneficial interest in the Senior Borrower, Mezzanine Borrower or any Related Mezzanine Loan Borrower or their respective Affiliates solely as a result of a foreclosure (or transfer-in-lieu thereof) on a Related Mezzanine Loan shall not be deemed (x) an Affiliate for purposes of clause (A) of the definition of Borrower Affiliate Holder or (y) to satisfy the requirements of clause (C) of the definition of Borrower Affiliate Holder, in each case, solely as a result of its ability to exercise the voting, approval, consent and other rights of (i) such Related Mezzanine Loan Holder under the Co-Lender Agreement for such Related Mezzanine Loan or (ii) an equity holder under the agreement(s) required under Section 6(d) of such Co-Lender Agreement to be entered into by the

Related Mezzanine Loan Holders of such Related Mezzanine Loan in the event of a foreclosure of such Mezzanine Loan or a transfer-in-lieu thereof (any such agreement, a “Replacement Agreement”), as long as such Co-Lender Agreement or any such Replacement Agreement shall not provide such Related Mezzanine Loan Holder or equity holder (or its Affiliates) with additional voting, approval, consent or other rights other than those set forth in or otherwise contemplated by the terms of such Co-Lender Agreement as of the date hereof that would otherwise result, in the absence of this proviso, in such Holder satisfying (x) the definition of Affiliate for purposes of clause (A) of the definition of Borrower Affiliate Holder or (y) the requirements of clause (C) of the definition of Borrower Affiliate Holder.

“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in New York, North Carolina and/or the jurisdictions in which the primary servicing offices of the Servicer are located, are authorized or obligated by law or executive order to remain closed.

“Buying Holder” has the meaning provided in Section 9(c).

“Buy Response” has the meaning provided in Section 9(c).

“Buy-Sell Closing Date” has the meaning provided in Section 9(d).

“Buy-Sell Notice” has the meaning provided in Section 9(b).

“Buy-Sell Notice Deadline” has the meaning provided in Section 9(b).

“Buy-Sell Purchase Price” has the meaning provided in Section 9(c).

“Buy-Sell Response Date” has the meaning provided in Section 9(c).

“Buy-Sell Withdrawal Notice” has the meaning provided in Section 9(c).

“CDO” has the meaning set forth in the definition of the term “Qualified Transferee” in the Intercreditor Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, any successor statute thereto, and any temporary or final regulations of the United States Department of the Treasury promulgated pursuant thereto.

“Co-Lender Agreement” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Collection Account” shall mean the Collection Account established under (and as defined in) the Servicing Agreement.

“Conduit” has the meaning provided in Section 14(d).

“Conduit Credit Enhancer” has the meaning provided in Section 14(d).

“Conduit Inventory Loan” has the meaning provided in Section 14(d).

“Co-Origination Agreement” shall mean that certain Co-Origination Agreement dated as of January 28, 2008, among JPMorgan Chase Bank, N.A., as Senior Lead Lender, Bank of America, N.A., Citibank, N.A., Credit Suisse, Cayman Islands Branch, German American Capital Corporation, Merrill Lynch Mortgage Lending Inc., each as Lead Lenders and, Bear Stearns Commercial Mortgage, Inc., Goldman Sachs Mortgage Company and Morgan Stanley Mortgage Capital Holdings LLC, each as Co-Lenders, as amended or supplemented from time to time.

“Cure Payment” has the meaning provided in Section 4(c).

“Curing Holder” has the meaning provided in Section 4(c).

“Custodial Agreement” has the meaning provided in Section 30.

“Deciding Majority” shall mean at any time approval, direction or agreement, as applicable, of Holders with an aggregate Percentage Interest of greater than 50% of the aggregate principal amount of the Mezzanine Loan outstanding at such time.

“Deciding Super-Majority” shall mean approval, direction or agreement, as applicable, of Holders with an aggregate Percentage Interest of at least 90% in the Mezzanine Loan.

“Default Rate” has the meaning provided in the Mezzanine Loan Documents.

“Directing Junior Lender” has the meaning provided in the Intercreditor Agreement.

“Discounted Pay-off Amount” shall mean, with respect to any Discounted Pay-off Holder, amounts received in respect of the Mezzanine Loan pursuant to the Note Sales Agreement.

“Discounted Pay-off Holder” shall mean, with respect to any Discounted Pay-off Amount paid pursuant to the Note Sales Agreement, the related Holder entitled to such Discounted Pay-off Amount.

“Event of Default” shall mean an “Event of Default” as defined in the Mezzanine Loan Agreement.

“Excess Interest Over the Mezzanine Note Interest Rate” shall mean, at any time that the Mezzanine Borrower is required to pay default rate interest on the Mezzanine Loan, the positive excess, if any, of (x) interest payable by the Mezzanine Borrower at the Default Rate over (y) interest payable by the Mezzanine Borrower at the Mezzanine Note Interest Rate.

“Fitch” shall mean Fitch, Inc., and its successors in interest.

“Holder Schedule” shall mean the schedule in the form attached hereto as Exhibit A, which schedule sets forth certain information with respect to each Initial Holder of the Mezzanine Loan.

“Initial Holders” shall mean JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Credit Suisse, Cayman Islands Branch, German American Capital Corporation, Merrill Lynch Mortgage Lending, Inc., Goldman Sachs Mortgage Company and Morgan Stanley Mortgage Capital Holdings LLC.

“Initial Servicer” has the meaning assigned to such term in Section 6(a).

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of August 31, 2010 entered into by the parties thereto contemporaneously herewith, as the same may be amended or modified.

“Interim Servicing Agreement” shall mean that certain Interim Servicing Agreement, dated as of January 28, 2008 between JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Credit Suisse, Cayman Islands Branch, German American Capital Corporation, Merrill Lynch Mortgage Lending, Inc., Bear Stearns Commercial Mortgage, Inc., Goldman Sachs Mortgage Company and Morgan Stanley Mortgage Capital Holdings LLC, as Co-Lenders and Bank of America, N.A. as Servicer, as the same may be amended or modified.

“Invoking Holder” has the meaning provided in Section 9(b).

“Junior Loan” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Junior Loan Default Notice” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Junior Loan Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Junior Loan Non-Monetary Cure Period” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Junior Loan Purchase Option Event” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Loan Pledgee” has the meaning provided in Section 13(b).

“Majority Decisions” shall mean any of the decisions set forth on Schedule I hereto, which shall require the prior written consent of Holders holding at least a Deciding Majority (based on their respective Percentage Interests).

“Material Disagreement” has the meaning provided in Section 9(b).

“Mezzanine Borrower” shall have the meaning provided in the recitals.

“Mezzanine Borrower Related Parties” shall have the meaning assigned such term in Section 15.

“Mezzanine Loan” shall have the meaning provided in the recitals.

“Mezzanine Loan Agreement” shall mean that certain Second Amended and Restated Fourth Mezzanine Loan Agreement, dated as of August 31, 2010 by and between Mezzanine Borrower, the several lenders from time to time parties thereto, and Bank of America, N.A., as Collateral Agent (as the same may be amended, restated, supplemented or otherwise modified from time to time).

“Mezzanine Loan Collateral” shall mean “Collateral” as such term is defined in the Mezzanine Loan Agreement.

“Mezzanine Loan Documents” shall mean the Notes and the documents listed on Exhibit E of the Intercreditor Agreement, as the same may be amended from time to time.

“Mezzanine Notes” shall mean the Notes.

“Mezzanine Note Interest Rate” shall mean the per annum interest rate with respect to each Note as set forth in the Holder Schedule.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“New Notes” has the meaning provided in Section 13(b).

“Non-Curing Holder” has the meaning provided in Section 4(c).

“Non-Exempt Person” shall mean any Person other than a Person who either (i) is a U.S. Person or (ii) has provided to the Servicer for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (A) any income tax treaty between the United States and the country of residence of such Person, (B) the Code or (C) any applicable rules or regulations in effect under clauses (A) or (B) above, permit the Servicer to make such payments free of any obligation or liability for withholding; provided that duly executed form(s) provided to the Servicer pursuant to Section 25(c) hereof, shall be sufficient to evidence that such providing Holder is not a Non-Exempt Person.

“Non-Purchasing Holder” has the meaning provided in Section 5(a).

“Non-Withdrawing Holders” has the meaning provided in Section 9(c).

“Note Principal Balance” shall mean, with respect to any Note, at any time of determination, the initial principal balance of such Note, as set forth in the Holder Schedule, less (i) any payments of principal thereon received by Servicer or made by the Mezzanine Borrower to Servicer on or before the applicable determination date and applied as a reduction of principal pursuant to Section 3(a)(iv) hereof, (ii) any payments of Discounted Pay-off Amounts applied as a reduction of principal pursuant to Section 3(b) hereof or directly from the Mezzanine Borrower, and (iii) any related Additional Discounted Pay-off Amounts.

“Note Register” has the meaning provided in Section 28.

“Note Sales Agreement” has the meaning assigned to such term in the Senior Loan Agreement.

“Notes” has the meaning provided in the recitals and shall include any New Note created pursuant to Section 13(b).

“Notice Holders” has the meaning provided in Section 9(b).

“Old Note” has the meaning provided in Section 13(b).

“Optioned Junior Lender” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Optioned Junior Loan” has the meaning provided in Section 5(a).

“Percentage Interest” shall mean, with respect to each Holder, as of any date, a fraction, expressed as a percentage, the numerator of which is the Note Principal Balance for the Note held by such Holder as of such date and the denominator of which is the sum of the aggregate Note Principal Balances of all of the Notes as of such date.

“Permitted Transferee” has the meaning provided in Section 14(b).

“Person” shall have the meaning assigned such term in the Intercreditor Agreement.

“Pledge” has the meaning provided in Section 14(c).

“Pledged Senior Collateral” shall mean all collateral pledged to the Senior Lender to secure the Senior Loan.

“Pledging Holder” has the meaning provided in Section 14(c).

“Pricing Convention” has the meaning provided in Section 9(b).

“Prime Rate” shall mean the “Prime Rate” in effect from time to time (as published in the “Money Rates” section of The Wall Street Journal, Eastern Edition or, if such section or publication no longer is available, such other publication as determined by Servicer in its reasonable discretion).

“Property” shall have the meaning assigned to the term “Properties” in the Senior Loan Agreement.

“Purchase Option Event” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Purchase Option Notice” shall have the meaning provided in Section 5(a).

“Purchasing Holder” has the meaning provided in Section 5(a).

“Qualified Servicer” shall mean any nationally recognized commercial mortgage loan servicer (i) rated at least “CSS2-,” in the case of a special servicer, or at least “CMS2,” in the case of a master servicer, by Fitch, (ii) on the S&P Select Servicer List as a U.S. Commercial Mortgage Master Servicer or a U.S. Commercial Mortgage Special Servicer, as applicable, and (iii) if such master servicer or special servicer, as applicable, is acting as master servicer or special servicer, as applicable, in a commercial mortgage loan securitization that was rated by Moody’s within the twelve (12) month period prior to the date of determination, Moody’s has not downgraded or withdrawn the then-current rating on any class of commercial mortgage securities or placed any class of commercial mortgage securities on watch citing the continuation of such master servicer or special servicer as master servicer or special servicer, as applicable, of such commercial mortgage securities.

“Qualified Transferee” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Rating Agencies” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Rating Agency Confirmation” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Redirection Notice” has the meaning provided in Section 14(c).

“Related Mezzanine Loan” shall mean any “Mezzanine Loan” (as defined in the Intercreditor Agreement) other than the Mezzanine Loan.

“Related Mezzanine Loan Borrower” shall mean any of the First Mezzanine Borrower, the Second Mezzanine Borrower, the Third Mezzanine Borrower, the Fifth Mezzanine Borrower, the Sixth Mezzanine Borrower, the Seventh Mezzanine Borrower, the Eighth Mezzanine Borrower or the Ninth Mezzanine Borrower, each as defined in the Intercreditor Agreement.

“Related Mezzanine Loan Holder” shall mean any holder of a promissory note in a Related Mezzanine Loan.

“Remittance Date” has the meaning provided in Section 3(a).

“REO Mezzanine Loan” has the meaning provided in Section 6(d).

“Restricted Rights” shall have the meaning assigned to such term in the Intercreditor Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., and its successors in interest.

“Securitization” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Selling Holders” has the meaning provided in Section 9(d).

“Sell Response” has the meaning provided in Section 9(c).

“Senior Borrower” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Junior Borrower” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Junior Lenders” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Junior Loan Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Junior Loan Purchase Price” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Junior Loans” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Lender” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Loan” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Loan Agreement” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Loan Default Notice” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Loan Documents” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Senior Loan Purchase Price” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Servicer” shall mean the servicer or administrator under the Servicing Agreement, or any replacement or successor servicer or administrator appointed in accordance with Section 6(e) to service the Mezzanine Loan.

“Servicer Buy-Sell Confirmation” has the meaning provided in Section 9(b).

“Servicer Decision Notice” has the meaning provided in Section 6(b).

“Servicing Agreement” shall mean the Interim Servicing Agreement or any substitute servicing agreement entered into by the Holders and Servicer in accordance with the terms hereof.

“Servicing Expenses” shall have the meaning set forth in the Servicing Agreement.

“Servicing Standard” shall have the meaning given to “Accepted Servicing Practices” in the Interim Servicing Agreement or any similar term in a successor Servicing Agreement.

“Specified Mezzanine Decisions” shall mean those decisions, rights and/or remedies held by the Specified Mezzanine Lender under Section 3.3 of the Note Sales Agreement (it being understood and agreed that from and after the date that no Specified Mezzanine Note (as defined in the Note Sales Agreement) shall be outstanding under the Note Sales Agreement, there shall be no Specified Mezzanine Decisions hereunder).

“Specified Mezzanine Lender” shall have the meaning set forth in the Note Sales Agreement.

“Sponsor Affiliate” shall have the meaning assigned to such term in the Intercreditor Agreement.

“Super-Majority Decisions” shall mean any of the decisions set forth on Schedule II attached hereto, which shall require the prior written consent of Holders holding at least a Deciding Super-Majority (based on their respective Percentage Interests).

“Super-Priority Protective Advance” shall have the meaning assigned to such term in Section 4(b).

“Syndication” shall mean any syndication, sale, assignment, transfer, pledge, participation, hypothecation or other disposition by a Holder of all or a portion of a Note.

“Target Holder” has the meaning provided in Section 9(b).

“Taxes” shall mean any income or other taxes (including withholding taxes), levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“Total Purchase Price” has the meaning provided in Section 5(a).

“Transfer” has the meaning provided in Section 14(a).

“Transfer Notice” has the meaning provided in Section 14(a).

“Unanimous Decisions” shall mean any of the decisions set forth on Schedule III attached hereto, which shall require the prior written consent of Holders holding 100% of the Percentage Interests in the Mezzanine Loan.

“Workout” shall mean any written modification, waiver, amendment or restructuring of the Mezzanine Loan or the Mezzanine Notes in connection with the forbearance by the Holders in whole or in part of exercising their remedies upon the occurrence of, or in anticipation of, an Event of Default under any Mezzanine Loan Document.

2. Administration; Discounted Pay-offs. Administration and servicing of the Mezzanine Loan shall be governed by the Mezzanine Loan Agreement, this Agreement, the Intercreditor Agreement and the Servicing Agreement.

(a) In connection with any discounted pay-off of a Note in accordance with Section 38 of the Intercreditor Agreement and the Note Sales Agreement, each Discounted Pay-off Holder shall provide notice (A) to each other Holder within 30 days after such pay-off or repurchase setting forth (i) the total amount (including as a result of application of the Additional Discounted Pay-off Amount) by which the related Note Principal Balance shall be reduced in connection with such discounted pay-off, and (ii) the date such discounted pay-off was effective, and (B) to the Servicer at least two (2) Business Days prior to such discounted pay-off setting forth, (i) the Discounted Pay-off Amount for the related Note and the Additional Discounted Pay-off Amount for the related Note (or if the Discounted Pay-off Holder and Mezzanine Borrower elect to have such amounts remitted directly to such Discounted Pay-off Holder in accordance with the Note Sales Agreement, the total amount (including as a result of application of the Additional Discounted Pay-off Amount) by which the related Note Principal Balance shall be reduced in connection with such discounted pay-off), (ii) what amounts, if any, will be paid directly to the Discounted Pay-off Holder by the Servicer, (iii) whether those amounts comprise (and itemizing each such amount that comprises) interest, principal or other amounts due under the contemplated discounted pay-off, and (iv) the date such discounted pay-off shall be effective. The Servicer may conclusively rely, absent manifest error, on the information in any such notice for purposes of making distributions to the Holders and any Discounted Pay-off Holder pursuant to Section 3 hereof.

(b) Each Discounted Pay-off Holder agrees to execute such documents reasonably requested by the Servicer or the other Holders to evidence the cancellation of its related Note.

(c) In the event of any conflict between the terms and provisions of any Mezzanine Loan Document and this Agreement with respect to any voting or consent rights or decision making among the Holders with respect to the Mezzanine Loan or with respect to any other matter covered by this Agreement, the terms and provisions of this Agreement shall govern.

3. Payments.

(a) All amounts tendered by the Mezzanine Borrower or otherwise available for payment on or with respect to or in connection with the Mezzanine Loan (including all amounts received during an Event of Default), other than any Discounted Pay-off Amount, shall be paid to the Holders on the first Business Day (each, a “Remittance Date”) following Servicer’s receipt thereof, and shall be applied, taking into account the payment of any Discounted Pay-off Amounts pursuant to Section 3(b) hereof, in the following order of priority (and subject to the requirement that payments to the Holders be made no later than the first Business Day following Servicer’s receipt thereof, payments made in respect of the Mezzanine Loan shall be paid to such Holders at such times as are set forth in the Servicing Agreement):

(i) first, to any Holders that are not Borrower Affiliate Holders that have made Super-Priority Protective Advances, in the amount of any such Super-Priority Protective Advances made by such Holders together with accrued and unpaid Advance Interest thereon, which shall be paid to such Holders with a priority in accordance with the date such Super-Priority Protective Advances were made (which date shall, with respect to the same underlying default or request by the Servicer, be deemed to be the first day a Holder remits its proportionate share of such Super-Priority Protective Advance to the Servicer), with the first Super-Priority Protective Advances being reimbursed first and, to the extent Super-Priority Protective Advances are made by more than one such Holder on the same date, on a pro rata and pari passu basis in accordance with the amount of Super-Priority Protective Advances made by each such Holder on such date;

(ii) second, to any Holders that are not Borrower Affiliate Holders that have made any Advances (other than Super-Priority Protective Advances reimbursed pursuant to the foregoing clause (i)), in an amount of any such Advances made by such Holders and Advance Interest with respect to such Advances, which shall be paid to the Holders with a priority in accordance with the date such Advances were made (which date shall, with respect to the same underlying default or request by the Servicer, be deemed to be the first day a Holder remits its proportionate share of such Advance to the Servicer), with the first Advances being reimbursed first and, to the extent Advances are made by more than one such Holder on the same date, on a pro rata and pari passu basis in accordance with the amount of Advances made by each such Holder;

(iii) third, an amount equal to the accrued and unpaid interest on the outstanding principal balance of the Mezzanine Loan, to each Holder in an amount equal to the accrued and unpaid interest on the applicable Note Principal Balance through the end of the corresponding accrual period at the applicable Mezzanine Note Interest Rate, such amounts being applied among the Holders on a pro rata and pari passu basis in accordance with their respective Percentage Interests (calculated after taking into account any distributions pursuant to Section 3(b) hereof and giving effect to the provisions of Section 3(d) hereof);

(iv) fourth, to the Holders, an amount equal to their respective pro rata shares of any payments received on account of principal, whether scheduled, unscheduled or extraordinary (including any Balloon Payment), on the Mezzanine Notes in accordance with their respective Percentage Interests (calculated after taking into account any distributions pursuant to Section 3(b) hereof and giving effect to the provisions of Section 3(d) hereof), to be applied in reduction of the Note Principal Balance of each Holder on a pro rata and pari passu basis in accordance with such Holders’ respective Percentage Interests (calculated after taking into account any distributions pursuant to Section 3(b) hereof and giving effect to the provisions of Section 3(d) hereof);

(v) fifth, any breakage costs and/or prepayment fees, to the extent actually paid by the Mezzanine Borrower, shall be paid to each Holder on a pro rata and pari passu basis in accordance with such Holders’ respective Percentage Interests (calculated after taking into account any distributions pursuant to Section 3(b) hereof and giving effect to the provisions of Section 3(d) hereof);

(vi) sixth, if any Excess Interest Over the Mezzanine Note Interest Rate or any other amount is paid by the Mezzanine Borrower, and not otherwise applied in accordance with the foregoing clauses (i) through (v), such amount shall be paid to each Holder on a pro rata and pari passu basis in accordance with such Holders’ respective Percentage Interests (calculated after taking into account any distributions pursuant to Section 3(b) hereof and giving effect to the provisions of Section 3(d) hereof);

(vii) seventh, to any Borrower Affiliate Holders that have made Super-Priority Protective Advances, in the amount of any such Super-Priority Protective Advances made by such Borrower Affiliate Holders together with accrued and unpaid Advance Interest thereon, which shall be paid to such Holders with a priority in accordance with the date such Super-Priority Protective Advances were made (which date shall, with respect to the same underlying default or request by the Servicer, be deemed to be the first day a Borrower Affiliate Holder remits its proportionate share of such Super-Priority Protective Advance to the Servicer), with the first Super-Priority Protective Advances being reimbursed first and, to the extent Super-Priority Protective Advances are made by more than one Borrower Affiliate Holder on the same date, on a pro rata and pari passu basis in accordance with the amount of Super-Priority Protective Advances made by each such Borrower Affiliate Holder on such date; and

(viii) eighth, to any Borrower Affiliate Holders that have made any Advances (other than Super-Priority Protective Advances reimbursed pursuant to the foregoing clause (vii)), in an amount of any such Advances made by such Borrower Affiliate Holders and Advance Interest with respect to such Advances, which shall be paid to the Borrower Affiliate Holders with a priority in accordance with the date such Advances were made (which date shall, with respect to the same underlying default or request by the Servicer, be deemed to be the first day a Borrower Affiliate Holder remits its proportionate share of such Advance to the Servicer), with the first Advances being reimbursed first and, to the extent Advances are made by more than one Borrower Affiliate Holder on the same date, on a pro rata and pari passu basis in accordance with the amount of Advances made by each Borrower Affiliate Holder.

(b) The Servicer shall promptly remit, but in any event no later than one (1) Business Day following receipt by the Servicer, any Discounted Pay-off Amount received by the Servicer in accordance with the Note Sales Agreement to the applicable Discounted Pay-off Holder. In the event any Discounted Pay-off Amount is remitted in accordance with the terms of the Note Sales Agreement by the Mezzanine Borrower directly to the related Discounted Pay-off Holder, for purposes of this Section 3 and the calculation of distributions to the Holders pursuant to Section 3(a) hereof, any such Discounted Pay-off Amounts shall be deemed to have been paid to the Servicer and remitted to the applicable Discounted Pay-off Holder.

(c) Notwithstanding Section 3(a) or Section 3(b), all amounts collected on the Mezzanine Loan that are payable to the Servicer as Servicing Expenses, servicing fees, payments under indemnity obligations and other reimbursable amounts due to the Servicer under the Servicing Agreement, shall be paid by the Holders in accordance with the terms of the Servicing Agreement, on a pro rata basis based on the respective principal balances of the Notes, prior to any allocations of payments to the Holders pursuant to Section 3(a) or Section 3(b). To the extent that a Discounted Pay-off Amount is paid directly to the related Discounted Pay-off Holder and not to the Servicer under the Servicing Agreement for distribution pursuant to this Section 3, the related Discounted Pay-off Holder agrees to reimburse the Servicer promptly following written notice for such Discounted Pay-off Holder’s pro rata share (based on its respective Note Principal Balance, without regard to any contemplated discounted pay-off) of any and all payments under indemnity obligations and other reimbursable amounts due to the Servicer under the Servicing Agreement and incurred prior to the date of the subject discounted pay-off, and for any and all Servicing Expenses and servicing fees due to the Servicer under the Servicing Agreement with respect to the Remittance Date immediately following the subject discounted pay-off.

(d) Each Holder hereby agrees that in the event of a full or partial discounted pay-off of a Note in accordance with Section 38 of the Intercreditor Agreement and the Note Sales Agreement, the Holder of such Note, upon receipt of the Discounted Pay-off Amount, shall no longer be entitled to any amounts payable in respect of that portion of the Mezzanine Loan represented by such reduced Note Principal Balance (including the related Additional Discounted Pay-off Amount) and shall have no other rights hereunder (or with respect to a partial discounted pay-off of a Note, shall have no other rights hereunder in respect of that portion of the Mezzanine Loan represented by such reduced Note Principal Balance), other than any rights that expressly survive termination of the Agreement.

(e) In no event shall any Holder be responsible or liable for any other Holder’s pro rata share of any Servicing Expenses, servicing fees, indemnity obligations or other reimbursable amounts, including in the event a Discounted Pay-off Holder fails to reimburse the Servicer for its pro rata share of such amounts. In addition, in the event any Holder receives a remittance under this Section 3 to which it was not entitled based on the calculation of the Discounted Pay-off Amount (including because such remittance was already included in the calculation of the Discounted Pay-off Amount) that was remitted to such Holder either by the Servicer or directly, such Holder shall immediately return such amount to the Servicer and the Servicer shall promptly distribute such amounts in accordance with this Section 3.

4. Protective Advances; Cures. (a) If the Servicer reasonably determines in accordance with the Servicing Standard that it is necessary to make a protective advance in order to cause to be performed, to ensure compliance with, or to cure or prevent a failure (1) by the Mezzanine Borrower or any other party liable under the Mezzanine Loan Documents to perform under or be in compliance with, any representation, warranty or affirmative or negative covenants under the Mezzanine Loan Documents, or (2) subject to the Holders’ cure rights under Section 4(c) below, by Senior Borrower, any Senior Junior Borrower, or any other party liable under the Senior Loan Documents or the Senior Junior Loan Documents to perform under or be in compliance with, any covenant, representation, warranty or affirmative or negative covenants under the Senior Loan Documents or Senior Junior Loan Documents to the extent permitted under the Intercreditor Agreement (any such amount, an “Advance”), then the Servicer shall give written notice thereof to each of the Holders, which notice shall set forth the amount of such Advance, the portion thereof payable by each Holder (which shall be such Holder’s Percentage Interest) and the date (which shall be not less than five (5) Business Days after such notice) on which each Holder may remit its proportionate share of the Advance to the Servicer, and shall describe in reasonable detail the purpose for such Advance.

(b) If any Holder declines to make its proportionate share of any such Advance when due, then (i) the Servicer shall immediately notify all the Holders of the identity of those Holders that declined to make its or their proportionate share of an Advance (including the amount of such Advance that will not be made by such Holder); (ii) the proportionate share of such Advance made by each contributing Holder shall constitute a “Super-Priority Protective Advance”; and (iii) any Holder having made such Super-Priority Protective Advance may, on notice to Servicer and the other Holders within two (2) Business Days following the notice from the Servicer set forth in clause (i) above, commit to making an additional Advance, which also shall constitute a Super-Priority Protective Advance, equal to the amount of the Advance which was not timely made by a Holder identified in the notice from the Servicer set forth in clause (i) above. If more than one Holder commits to making such additional Super-Priority Protective Advance, then such electing Holders shall make additional Super-Priority Protective Advances pro rata based on the Note Principal Balance of each such electing Holder relative to the aggregate of the Note Principal Balances of all such electing Holders, and all such further Super-Priority Protective Advances shall be due within two (2) Business Days of notice from the Servicer. If no Holder commits to make an additional Super-Priority Protective Advance, then the Servicer shall notify all the Holders of their new respective proportionate shares of the Advance after factoring in the portion of the Advance that one or more Holders have elected not to remit and such notified Holders shall have the right to determine whether to remit such new amount in the same manner described above. This foregoing notice and determination process will continue until one or more Holders have committed to remit all of such Advance or no Holders wish to make such Advance.

(c) In the event that the Servicer receives a Senior Loan Default Notice or a Junior Loan Default Notice or any notice that triggers the cure rights of the holder of the Mezzanine Loan as provided in Section 12 of the Intercreditor Agreement, the Servicer shall notify each Holder of such cure right within one (1) Business Day of receipt of such Senior Loan Default Notice or Junior Loan Default Notice, as applicable, which notice shall specify (i) the date on which Servicer received such Senior Loan Default Notice or Junior Loan Default Notice, as the case may be, (ii) the applicable provisions of the Intercreditor Agreement that determine the applicable cure period and (iii) if such Senior Loan Default Notice or Junior Loan Default Notice describes a monetary default, the amount required to cure such monetary default. Subject to the last sentence in this Section 4(c), each Holder shall have the right to participate in the cure of the Senior Loan or related Senior Junior Loan, as applicable, by providing written notice to the Servicer of its intent to cure within two (2) Business Days of receipt of such notice from the Servicer (each Holder who elects to exercise such right, a “Curing Holder” and each Holder who does not elect to exercise such right, a “Non-Curing Holder”). Upon the receipt by the Servicer of responses from all of the Holders with respect to the notice of the aforementioned cure rights (or upon the expiration of the above-referenced two (2) Business Day response period, whichever is earlier), the Servicer shall (within one (1) Business Day of such earlier event) provide each of the Holders with a written list of all such Curing Holders (if any) together with each such Holders pro rata share calculated in accordance with the following sentence. In the case of a monetary cure, each Curing Holder will be required to remit to the Servicer who shall remit in the manner and within the time periods set forth in Section 12 of the Intercreditor Agreement, an amount equal to its pro rata share of the cure payment based upon the Note Principal Balance of such Curing Holder relative to the aggregate of the Note Principal Balances of all Curing Holders. Within one (1) Business Day of receiving the determination of the amount of each Curing Holder’s pro rata share of the cure payment to be made, any Curing Holder may elect in writing not to participate in such cure (and thereby become a Non-Curing Holder), in which case the amounts required to be paid by the remaining Curing Holder shall be adjusted accordingly. Any Curing Holder may elect in writing not to participate in the cure following any readjustment of the amount it is required to pay, and so long as there is a Curing Holder who elects not to participate in the cure, the amount required to be paid by the remaining Curing Holder(s) shall be readjusted. In the event that a Holder elects to cure a default that can be cured by the payment of money (each such payment, a “Cure Payment”), such Holder shall make such Cure Payment as directed by the Servicer. All Cure Payments made in accordance with this Agreement shall constitute Advances or Super-Priority Protective Advances, as applicable, hereunder) In the case of a non-monetary cure with respect to the Senior Loan, each Curing Holder (or the Servicer on behalf of the Curing Holder as so directed by the appropriate percentage of Holders) shall cure such non-monetary default within the cure period available to the holders of the Mezzanine Loan pursuant to Section 12(a)(ii) of the Intercreditor Agreement. In the case of a non-monetary cure with respect to a Senior Junior Loan, each Curing Holder shall cure such non-monetary default within the Junior Loan Non-Monetary Cure Period set forth in Section 12(b)(ii) of the Intercreditor Agreement. Notwithstanding anything to the contrary herein, (i) in respect of any monetary cure, in the event that no Holder that is not a Borrower Affiliate Holder elects to be a Curing Holder in accordance with this Section 4(c), and (ii) in respect of any non-monetary cure, the Borrower Affiliate Holder shall not be permitted to be a Curing Holder and any attempt to exercise its right to cure hereunder shall be void.

(d) No Holder shall have any personal liability to fund any Advance or Super-Priority Protective Advance. All Advances and Super-Priority Protective Advances shall only be reimbursed to the Holder which made such Advances and Super-Priority Protective Advances in accordance with Section 3 and shall not change the Note Principal Balance or Percentage Interest of any Holder.

(e) The Holders acknowledge that all Cure Payments made hereunder are subject to the terms and conditions of the Intercreditor Agreement.

5. Purchase of Senior Loan or Senior Junior Loan. (a) In the event that the Senior Loan or any Senior Junior Loan, as the case may be, becomes subject to a Purchase Option Event or a Junior Loan Purchase Option Event under the Intercreditor Agreement (such Senior Junior Loan referred to herein as the “Optioned Junior Loan”), as applicable, and the holder of the Mezzanine Loan has the right to purchase the Senior Loan or such Optioned Junior Loan in accordance with the Intercreditor Agreement, as the case may be, the Servicer promptly shall notify in writing each Holder of such event (but in no event later than one (1) Business Day after receipt by the Servicer of notice thereof) and each Holder shall have the right to participate in the purchase of the Senior Loan and/or such Optioned Junior Loan(s), as applicable, by providing written notice (the “Purchase Option Notice”) to the other Holders and the Servicer within ten (10) Business Days of receipt of such notice from Servicer (each Holder who elects to exercise such right, a “Purchasing Holder” and each Holder who does not elect to exercise such right, a “Non-Purchasing Holder”); provided that, in connection with any exercise of the right to purchase the Senior Loan or any such Optioned Junior Loan pursuant to this Section 5, the Purchasing Holder(s) in addition to purchasing the Senior Loan or any such Optioned Junior Loan(s), as the case may be, must also (i) with respect to the purchase of the Senior Loan in accordance with Section 14(a) of the Intercreditor Agreement, simultaneously purchase the applicable Senior Junior Loan(s) from the applicable Senior Junior Lender(s) holding such Senior Junior Loan(s) at the applicable Senior Junior Loan Purchase Price(s) or (ii) with respect to the purchase of such Optioned Junior Loan(s) in accordance with Section 14(c) of the Intercreditor Agreement, simultaneously purchase the applicable Additional Covered Junior Loan(s) from the applicable Optioned Junior Lender for the applicable Senior Junior Loan Purchase Price for each such Additional Covered Junior Loan(s). Such Purchasing Holders may not close the purchase of the Senior Loan or any Optioned Junior Loan, as the case may be, without concurrently closing the purchase of the applicable Senior Junior Loans or the applicable Additional Covered Junior Loan(s), respectively. The Servicer shall calculate the amount of the Senior Loan Purchase Price and all applicable Senior Junior Loan Purchase Prices (the “Total Purchase Price”) and include such amount in its initial notice to the Holders.

(b) Upon the receipt by the Servicer of responses from all of the Holders with respect to the notice of the aforementioned purchase rights (or upon the expiration of the above-referenced ten (10) Business Day response period, whichever is earlier), the Servicer shall (within one (1) Business Day) provide each of the Holders with a written list of all Purchasing Holders (together with the amount of such Purchaser’s pro rata amount calculated in accordance with the following sentence). In the event more than one Holder elects to purchase said Senior Loan or any Optioned Junior Loan(s) together with the applicable Senior Junior Loans or the applicable Additional Covered Junior Loan(s), respectively, then each Purchasing Holder shall be responsible for an amount equal to its pro rata share of the Total Purchase Price (based on its respective Note Principal Balance divided by the aggregate Note Principal Balances of all Purchasing Holders), and the Servicer shall include such pro rata amount for each Purchasing Holder in its notice. Upon the determination of the amount of each Purchasing Holder’s pro rata share of the Total Purchase Price, any Purchasing Holder may elect not to participate in the purchase of the Senior Loan or any Optioned Junior Loan(s), as applicable (and thereby become a Non-Purchasing Holder), in which case the amounts required to be paid by the remaining Purchasing Holders shall be adjusted accordingly, and to the extent only one Holder elects to exercise such purchase right, the electing Holder shall have the right to purchase the entire Senior Loan or the Optioned Junior Loan(s), as applicable, together with the applicable Senior Junior Loans or the Additional Covered Junior Loan(s), respectively. Any Purchasing Holder may elect not to participate in the purchase following any readjustment of the amount it is required to pay, and so long as there is a Purchasing Holder who so elects not to participate in the purchase, the amount required to be paid by the remaining Purchasing Holders shall be readjusted. Each Purchasing Holder shall promptly, but in any event within one (1) Business Day, make its determination of whether to participate in the purchase of the Senior Loan or any Optional Junior Loan(s), as applicable, after receipt of any of the foregoing notices of such purchase options from the Servicer.

(c) Upon the final calculation by the Servicer of each Purchasing Holder’s pro rata share of the Total Purchase Price (as determined in accordance with the foregoing paragraph), the Servicer shall be required, as directed by the Purchasing Holders, to deliver to the Senior Lender, the Optioned Junior Lender and applicable Senior Junior Lenders, the Purchase Notice pursuant to Section 14 of the Intercreditor Agreement within the time periods required thereunder. Each Purchasing Holder will be required to remit, within seven (7) Business Days of the Servicer’s delivery of the Purchase Notice under the Intercreditor Agreement, an amount equal to its pro rata share of the Total Purchase Price, as the same may have been adjusted pursuant to the foregoing paragraph. If any Purchasing Holder fails to deliver its pro rata share of the Total Purchase Price within such seven (7) Business Day period, in accordance with terms of this Section 5, then such Holder shall cease to have any right to purchase either the Senior Loan together with the Senior Junior Loans, or the Optioned Junior Loan together with the Additional Covered Junior Loan(s), as applicable, in connection with the applicable Purchase Option Event. In such an event, the Servicer shall notify the remaining Purchasing Holders of such failure and readjust the pro rata share of the Total Purchase Price due from the remaining Purchasing Holders and such remaining Purchasing Holders shall remit any additional amounts due within two (2) Business Days of Servicer’s delivery of the Purchase Notice. The Servicer shall deliver the Total Purchase Price to the applicable parties as specified under the Intercreditor Agreement on behalf of the Purchasing Holders within the time period required thereunder.

(d) In the event there is more than one Purchasing Holder, such parties shall (unless otherwise agreed to by such parties collectively) purchase the Senior Loan and any Senior Junior Loan, Optioned Junior Loan and/or Additional Covered Junior Loan subject to an agreement on the same terms as this Agreement. The rights of the Purchasing Holders and the Non-Purchasing Holders to receive payments of interest and principal on the Mezzanine Loan with respect to their respective Notes under this Agreement shall not be affected by any purchase of the Senior Loan and the applicable Senior Junior Loan pursuant to this Section 5. Except as provided in the Intercreditor Agreement, the Purchasing Holders, as the holders of the Senior Loan and the applicable Senior Junior Loan shall have no obligation or responsibility to the Non-Purchasing Holders as a result of such purchase.

(e) Notwithstanding anything to the contrary herein, in the event that no Holder that is not a Borrower Affiliate Holder elects to be a Purchasing Holder in accordance with this Section 5(e), the Borrower Affiliate Holder shall not be permitted to be a Purchasing Holder and any attempt to exercise its right to purchase hereunder shall be void.

6. Servicer.

(a) Appointment. Bank of America, N.A., in its capacity as servicer under the Interim Servicing Agreement, is hereby acknowledged as the initial Servicer (the “Initial Servicer”).

(b) Servicing Standard; Holder Approval. The Servicer shall be required to act in accordance with the Servicing Standard and on behalf and for the benefit of the Holders;

provided, however that the Servicer shall not take into account or otherwise consider the interests of any Borrower Affiliate Holders in connection with its actions hereunder. Except with respect to Majority Decisions, Super-Majority Decisions or Unanimous Decisions (which the Servicer shall not be permitted to make without the consent of the requisite Holders under this Agreement) or Specified Mezzanine Decisions (which the Servicer shall not be permitted to make without the consent of the Specified Mezzanine Lender and which may be taken by Specified Mezzanine Lender independently), the Servicer shall make all servicing decisions in accordance with the Servicing Standard without the consent of the Holders; provided, however, that except with respect to (i) emergencies as to which a failure to act immediately would be a violation of the Mezzanine Loan Documents, the Servicing Standard or applicable law, (ii) matters that are clearly not Majority Decisions, Specified Mezzanine Decisions, Super-Majority Decisions or Unanimous Decisions and that the Servicer determines, in good faith, are non-material or (iii) other matters that are clearly not Majority Decisions, Super-Majority Decisions or Unanimous Decisions and that are routine and/or are otherwise in the ordinary course of its duties as Servicer hereunder, the Servicer shall provide advance notice to the Holders of a proposed servicing decision (a “Servicer Decision Notice”) (and, in case of an emergency, will deliver the Servicer Decision Notice immediately after making such decision). Each Holder hereby grants to the Servicer an irrevocable power-of-attorney coupled with an interest, and its proxy, for the purpose of taking any action, after obtaining any requisite consent of the Holders, on its behalf with respect to the servicing and administration of the Mezzanine Loan and the Mezzanine Loan Collateral. For the avoidance of doubt, no consent of the Holders of the Notes (except as it relates to the consent of the Specified Mezzanine Lender with respect to the Specified Mezzanine Decision) shall be required with respect to any matter under this Agreement or the Mezzanine Loan Documents unless (i) such matter constitutes a Majority Decision, Super-Majority Decision or Unanimous Decision, or (ii) such matter otherwise requires the consent of a Deciding Majority, a Deciding Super Majority, 100% of the Holders, or other consent in accordance with the terms of this Agreement.

(c) Majority Decisions; Super-Majority Decisions; Unanimous Decisions. Unless otherwise expressly permitted by the terms of the Mezzanine Loan Documents or this Agreement without the consent of the Holders, prior to the Servicer taking any action with respect to a Majority Decision, a Super-Majority Decision or a Unanimous Decision, the Servicer shall (i) promptly notify the Holders and the Collateral Agent in writing of any proposal to take any such action, but in any event at least five (5) Business Days prior to any deadline imposed under the Mezzanine Loan Documents with respect to any such action, (ii) simultaneously provide the Holders with such information as the Servicer deems reasonably necessary under the Servicing Standard in order for the Holders to make an informed decision with respect to such action (and shall provide any Holder, at such individual Holder’s expense, with any additional information which such Holder may request beyond the information reasonably provided by Servicer) and (iii) receive the written approval of the requisite percentage of the Holders (based on their respective Percentage Interests) (which approval may be withheld by each in its sole discretion) with respect thereto; provided, that, in the event that a Holder fails to notify the Servicer of its approval or disapproval of any such proposed action that constitutes a Majority Decision, Super-Majority Decision or a Unanimous Decision within five (5) Business Days after the delivery to such Holder by the Servicer of written notice of such a proposed Majority Decision, Super-Majority Decision or a Unanimous Decision, together with the information required or otherwise requested by such Holder pursuant to this Section 6(c), such Holder’s failure to notify Servicer of such approval or disapproval within five (5) Business Days shall be deemed to be such Holder’s approval. Notwithstanding anything to the contrary herein, the determination of whether there are the requisite number of Holders for a Majority Decision, Super-Majority Decision or a Unanimous Decision shall be made by the Servicer subject to Section 14(b)(ii) and Section 25 hereof. Promptly after such five (5) Business Day period (or earlier, if such information is known), Servicer shall inform in writing the Holders as to whether such proposed action was approved (or been deemed approved) or not. In the event that the requisite percentage of Holders have not approved (or been deemed approved) any Majority Decision, Super-Majority Decision or a Unanimous Decision, the Servicer shall not take such action. The foregoing notice periods may be reduced by the Servicer, acting in accordance with the Servicing Standard, if the Servicer determines that a decision is required within a shorter time period under the terms of the Mezzanine Loan Documents, the Intercreditor Agreement or other applicable agreement or if exigent circumstances exist; provided, however, that in no event shall the Holders have less than two (2) Business Days to approve or disapprove of any Majority Decision, Super-Majority Decision or Unanimous Decision and in no event shall any approval be deemed granted in the absence of the written notice and delivery of information as described above; provided, further that, any Holder that approves a Majority Decision, Super-Majority Decision or Unanimous Decision with respect to such Holder’s Note may waive any notice requirement or other information provision in its sole discretion. Any determination as to whether a specified action under Section 15(i), 15(n) or 15(o) of the Intercreditor Agreement has a “material adverse affect”, “material adverse impact” or similar determination on the Mezzanine Loan or a Holder’s interest therein shall be determined individually by each Holder in its reasonable judgment, to the extent such reasonable judgment is the applicable standard under such Section 15(i), 15(n) or 15(o), as applicable, of the Intercreditor Agreement, and if any such determination is made by a Holder and disclosed to the Servicer, the Servicer shall promptly notify the holders of the Senior Loan or Related Mezzanine Loan, as applicable.

(d) REO Mezzanine Loan. In the event the Mezzanine Loan Collateral is acquired pursuant to a foreclosure or deed (or assignment) in lieu of foreclosure, the Mezzanine Loan Collateral shall be held by one or more newly-formed single purpose entities for the pro rata benefit of the Holders based upon their respective Percentage Interests in the Mezzanine Loan and the Holders hereby agree to negotiate in good faith to reach an agreement relating to the ownership, operation, maintenance, management, leasing and marketing of the Pledged Senior Collateral, which agreement shall, in any event, provide that any action to be taken with respect to any matter constituting a Majority Decision, Super-Majority Decision or Unanimous Decision shall require the written approval (or deemed approval as described above in clause (c)) of the requisite percentage of the Holders (in accordance with their respective Percentage Interests) and any matter constituting a Specified Mezzanine Decision shall require the written approval of the Specified Mezzanine Lender; provided, however, if any Holder becomes a Borrower Affiliate Holder then such Holder shall be deemed to have granted the Holders that are not Borrower Affiliate Holders, collectively, an irrevocable power-of-attorney coupled with an interest, and its proxy, in order to take any action necessary for entering into any agreements for the creation and operation of the newly-formed single purpose entity created pursuant to this Section 6(d) and such Borrower Affiliate Holder shall be prohibited from giving any advice or recommendation relating to the formation and operation of such newly-formed single purpose entity; provided, further, however, that any such agreement shall provide, in the reasonable determination of each Holder that is not a Borrower Affiliate Holder, (i) that the distribution of any amounts to the Holders shall be in accordance with such Holder’s Percentage Interest and (ii) voting and control rights of the Borrower Affiliate Holders in any such agreement shall be consistent with the applicable provisions of Section 25 hereof to the extent those provisions are applicable in the context of an agreement for the creation and operation of such newly-formed special purpose entity. Notwithstanding any such acquisition of title to, and cancellation of the liens on, the Mezzanine Loan Collateral, such Mezzanine Loan shall be considered an “REO Mezzanine Loan” held by the Holders until such time as the Mezzanine Loan Collateral (or the Pledged Senior Collateral) shall be sold, transferred or conveyed by the Holders and this Agreement shall continue in full force and effect during such ownership of the Mezzanine Loan Collateral. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such “REO Mezzanine Loan” shall be considered outstanding, payments and collections with respect to the Mezzanine Loan Collateral received in any month (net of related expenses) shall be applied to amounts which would have been payable under the Mezzanine Loan in accordance with the terms of the Mezzanine Notes and this Agreement.

(e) Successor/Replacement Servicer. The Servicer shall not resign without giving each of the Holders thirty (30) days prior written notice thereof (or such lesser notice as may be acceptable to all the Holders) and satisfaction of the other conditions provided in the Servicing Agreement. In addition, a Deciding Majority of the Holders of the Mezzanine Loan may terminate the Servicer in the manner set forth in the Servicing Agreement. Upon any resignation or removal of the Servicer, as the case may be, a Deciding Majority of the Holders shall appoint a successor Servicer pursuant to a replacement servicing agreement reasonably approved by the Holders as a Majority Decision; provided, however, that such replacement servicing agreement does not conflict with or is not inconsistent with this Agreement or any other existing Servicing Agreement, including without limitation, any provisions of this Agreement or any other existing Servicing Agreement requiring that the servicer obtain the requisite Percentage Interest prior to taking any action that would qualify as a Majority Decision, a Super-Majority Decision or a Unanimous Decision. Furthermore, a Deciding Majority of the Holders of the Mezzanine Loan may (i) enter into a side agreement with the Servicer as and to the extent contemplated under any Servicing Agreement, to the extent necessary to permit the Servicer to perform any special servicing functions in connection with a foreclosure or workout of the Mezzanine Loan, or (ii) enter into a separate special servicing agreement to the extent necessary to permit a designated special servicer to perform necessary special servicing functions in connection with a foreclosure or workout of the Mezzanine Loan; provided, however, that in each of the foregoing clauses (i) and (ii), such side agreement or separate special servicing agreement, as applicable, does not conflict with this Agreement, the Note Sales Agreement, the Mezzanine Loan Documents or any other existing Servicing Agreement, including without limitation, any provisions of this Agreement or any other existing Servicing Agreement requiring that the special servicer obtain the requisite Percentage Interest prior to taking any action that would qualify as a Majority Decision, a Super-Majority Decision or a Unanimous Decision. No successor Servicer shall be deemed to be appointed hereunder until such successor Servicer has accepted the appointment. At all times, any Servicer shall be a Qualified Servicer. In the event the Servicer resigns or is replaced in accordance with this Section 6(e) and a new Servicer is appointed, each Holder agrees to negotiate a substitute servicing agreement, in form and substance reasonably acceptable to the Holders that is consistent with the terms hereof, to be entered into by the Holders and the replacement or successor servicer as promptly as reasonably possible.

(f) Sale of the Mezzanine Loan. The Servicer shall have no authority under this Agreement to cause the sale of any Note without the prior written consent of the related Holder, which consent shall be given in such Holder’s sole and absolute discretion.

(h) Acceleration upon Event of Default. Upon the occurrence of an Event of a Default that does not result in an automatic acceleration of the Mezzanine Loan, the Servicer shall (i) promptly notify the Holders in writing of its intention to accelerate the Mezzanine Loan (such notice, an “Acceleration Notice”) upon the Servicer obtaining the consent of a Deciding Majority of Holders, (ii) simultaneously provide the Holders with such information as the Servicer deems reasonably necessary under the Servicing Standard in order for the Holders to make an informed decision with respect to whether to instruct the Servicer to accelerate the Mezzanine Loan (and shall provide any Holder, at such individual Holder’s expense, with any additional information which such Holder may request beyond the information reasonably provided by Servicer) and (iii) promptly accelerate the Mezzanine Loan following election by a Deciding Majority of Holders to accelerate the Mezzanine Loan.

(i) Commencement of Foreclosure or Similar Proceedings. Upon an automatic acceleration of the Mezzanine Loan or an acceleration of the Mezzanine Loan in accordance with Section 6(h) hereof, the Servicer shall (i) promptly notify the Holders in writing of its intention to commence foreclosure proceedings against the Mezzanine Loan Collateral (such notice, a “Foreclosure Notice”) unless the Servicer obtains the direction of a Deciding Majority of Holders not to commence foreclosure proceedings against the Mezzanine Loan Collateral within the timeframes set forth herein, (ii) simultaneously provide the Holders with such information as the Servicer deems reasonably necessary under the Servicing Standard in order for the Holders to make an informed decision with respect to whether to instruct the Servicer not to commence foreclosure proceedings against the Mezzanine Loan Collateral (and shall provide any Holder, at such individual Holder’s expense, with any additional information which such Holder may request beyond the information reasonably provided by Servicer) and (iii) commence foreclosure proceedings against the Mezzanine Loan Collateral not later than 60 days following delivery to the Holders of the Foreclosure Notice unless a Deciding Majority of Holders elects not to commence foreclosure proceedings against the Mezzanine Loan Collateral.

7. Payment Procedure. (a) Each Holder hereby directs the Servicer, in accordance with the priorities set forth in Section 3 (but subject to Section 3(b) hereof), and subject to the terms of the Servicing Agreement, to deposit all payments received with respect to and allocable to each Note to the Collection Account established pursuant to the Servicing Agreement. Any successor Servicing Agreement shall require the Servicer to deposit such amounts in the Collection Account upon receipt, unless otherwise unanimously agreed to in writing by each of the Holders. Any amounts payable hereunder to a Holder shall be paid by the Servicer by wire transfer directly to the applicable Holder from the Collection Account within one (1) Business Day of receipt thereof by Servicer.

(b) If a court of competent jurisdiction orders, at any time, that any amount received or collected in respect of any Note must, pursuant to any insolvency, bankruptcy, fraudulent conveyance, preference or similar law, be returned to the Mezzanine Borrower or paid to any other Person, then, notwithstanding any other provision of this Agreement, the Servicer shall not be required to distribute any portion thereof to any Holder (unless otherwise so directed by such court), and, to the extent necessary to comply with such court order, each applicable Holder will promptly on written demand by the Servicer repay to the Servicer any portion of any such amounts that the Servicer shall have theretofore distributed to such Holder, together with interest thereon at such rate, if any, as the Servicer shall have been required to pay to the Mezzanine Borrower or such other person or entity with respect thereto pursuant to the terms hereof. If, for any reason, the Servicer makes any payment to any Holder before the Servicer has received the corresponding payment (it being understood that the Servicer is under no obligation to do so), and the Servicer does not receive the corresponding payment within five (5) Business Days of its payment to the applicable Holder, the applicable Holder will, at the Servicer’s request, promptly and, in any event, within five (5) Business Days return that payment to the Servicer (together with interest on that payment paid at the Prime Rate for each day from the making of that payment to the Holder until it is returned to the Servicer). Each Holder agrees that if at any time it shall receive from any sources whatsoever any payment on account of the Mezzanine Loan in excess of its distributable share thereof, it will promptly after notice remit such excess to the Servicer for application in accordance with the Mezzanine Loan Documents and/or pursuant to this Agreement. The Servicer shall have the right to offset such amounts against any future payments due to the applicable Holder under the Mezzanine Loan if the Holder does not return such excess to the Servicer; provided, that each such Holder’s obligations under this Section 7 are separate and distinct obligations from one another and in no event shall Servicer enforce the obligations of any Holder against any other Holder. Each Holder’s obligations under this Section 7 constitute absolute, unconditional and continuing obligations.

8. Limitation on Liability of Each Holder. No Holder shall have any liability to any other Holder under this Agreement except with respect to acts or omissions caused by or resulting from the gross negligence or willful misconduct or breach of this Agreement or the Servicing Agreement on the part of such Holder.

9. Buy-Sell. (a) In the event of a Unanimous Decision, a Super-Majority Decision or a Majority Decision with respect to which a Holder believes there is a potential material disagreement, such Holder may deliver written notice to the Servicer and each other Holder that it requests a vote to determine the resolution of the potential material disagreement. Within two (2) Business Days of such notice, the Servicer shall deliver to each Holder a written notice with the proposed course of action then subject to the potential material disagreement, such proposed course of action being described in the form of a “yes” or “no” question. Such written notice shall indicate, and the respective Holder acknowledges, that (i) each Holder must respond in writing with either a “yes” or “no” response to such proposed course of action within two (2) Business Days of receipt of such proposed course of action and (ii) failure of a Holder to respond within such two (2) Business Day period will be deemed to be a “yes” response from that Holder. The Servicer shall determine which Holders are “yes” Holders and which Holders are “no” Holders, the determination of such shall be binding on the Holders for the purposes of this Section 9 absent manifest error. The Servicer’s determination of “yes” Holders and “no” Holders shall be sent to each Holder and shall be utilized for determining whether any Holder in the group has the requisite percentage of Holders necessary to exercise its right to declare a Material Disagreement in accordance with Section 9(b) below.

(b) If Holders holding at least (i) 50.1% of the aggregate Percentage Interest but less than the requisite Percentage Interest required for a Unanimous Decision, (ii) 45% of the aggregate Percentage Interest but less than the requisite Percentage Interest required for a Super-Majority Decision, or (iii) 40% of the aggregate Percentage Interest but less than the requisite Percentage Interest required for a Majority Decision, are “yes” Holders (as contemplated by Section 9(a) above) with respect to a Unanimous Decision, a Super-Majority Decision or a Majority Decision, as applicable, in accordance with Section 6 hereof (such “yes” Holders in agreement, the “Agreeing Holders”), which failure to obtain the necessary votes for a Unanimous Decision, a Super-Majority Decision or a Majority Decision, as applicable, continues for two (2) days after written notice from any one or more Agreeing Holders to all of the “no” Holders (as contemplated by Section 9(a) above) (each a “Target Holder”) and each other Agreeing Holder that a disagreement has occurred that is material to the servicing or administration of the Mezzanine Loan (a “Material Disagreement”), then, until the Material Disagreement is resolved, (i) any one or more Agreeing Holders may deliver to each of the Target Holders (in such case, the “Notice Holders”), each other Agreeing Holder and the Servicer and (ii) any one or more Target Holders may deliver to each of the Agreeing Holders (in such case, the “Notice Holders”), each other Target Holder and the Servicer a written notice (such party, or collectively such parties, sending the notice, the “Invoking Holder”), which written notice (the “Buy-Sell Notice”), shall specify a price for the Mezzanine Loan (which price shall be expressed as a percentage of par (the “Pricing Convention”) at which such Invoking Holder shall buy or sell the applicable interest in the Mezzanine Loan (which may be all or only a portion of the Mezzanine Loan, as determined by the Holders through the operation of this Section 9) in accordance with the terms of this Section 9. Prior to 5:00 p.m. New York time, on the fifth (5th) Business Day after delivery of the initial Buy-Sell Notice (the “Buy-Sell Notice Deadline”), each Notice Holder and the initial Invoking Holder shall have the right to deliver to the Servicer, the other Notice Holders and, if applicable, the initial Invoking Holder, one or more subsequent Buy-Sell Notices specifying (in accordance with the Pricing Convention) a higher price for the Mezzanine Loan than was specified in the preceding Buy-Sell Notice, in which case the Buy-Sell Notice containing the highest price for the Mezzanine Loan shall remain in effect and the party delivering such Buy-Sell Notice shall thereafter be deemed to be the “Invoking Holder” hereunder; and the other Buy-Sell Notice(s) shall cease to have any further force and effect, and if the Invoking Holder is an Agreeing Holder, then the Target Holders shall be deemed to be the Notice Holders hereunder, and if the Invoking Holder is a Target Holder, then the Agreeing Holders shall be deemed to be the Notice Holders hereunder. The Servicer shall notify all of the Holders in writing of the ultimate identity of the Invoking Holder, the effective Buy-Sell Notice and the associated Pricing Convention within one (1) Business Day of the Buy/Sell Notice Deadline (the “Servicer Buy-Sell Confirmation”). The Material Disagreement subject to such Buy-Sell Notice may be resolved immediately following the Buy-Sell Response Date by Holders with the requisite Percentage Interest necessary to resolve the Material Disagreement, prior to any interests in the Mezzanine Loan actually being transferred in accordance with the terms hereof; provided, however, that the foregoing shall not release the Buying Holders or Selling Holders from their obligations to ultimately consummate such transfers in accordance with the terms hereof. In the event a Material Disagreement that is subject to a Buy-Sell Notice is resolved prior to delivery by any Notice Holders of a response thereto, such Buy-Sell Notice shall be deemed terminated and of no further force and effect.

(c) No later than 5:00 p.m. New York time, on the second (2nd) Business Day after delivery of the Servicer Buy-Sell Confirmation of the effective Buy-Sell Notice (the “Buy-Sell Response Date”), each Notice Holder shall deliver to the Invoking Holder, the Servicer and any other Notice Holders a written response irrevocably offering either (x) to purchase from the Invoking Holder all right, title and interest of such Holders in the Mezzanine Loan (a “Buy Response”), (y) to sell to the Invoking Holder all right, title and interest of such Notice Holder in the Mezzanine Loan (a “Sell Response”) (in each case, together with such Holder’s economic interest in the servicing of the Mezzanine Loan) for an amount determined in accordance with the Pricing Convention and the respective Note Principal Balances (plus, with respect to each applicable Holder, the unpaid amount of any Advances and Super-Priority Protective Advances made by such Holder and accrued and unpaid Advance Interest thereon), plus accrued and unpaid interest on such Note Principal Balances (in each case, the “Buy-Sell Purchase Price”), or (z) to withdraw from the Material Disagreement, and the buy-sell process, by agreeing that the matter in dispute will be determined by the non-withdrawing Holder(s) (including, without limitation, any Holders that were neither an Invoking Holder nor a Notice Holder) (such non-withdrawing Holders, the “Non-Withdrawing Holders”) remaining after giving effect to the buy-sell process (a “Buy-Sell Withdrawal Notice”). Any Notice Holder that delivers neither a Buy Response, a Sell Response nor a Buy-Sell Withdrawal Notice shall be deemed for purposes hereof to have delivered a Buy-Sell Withdrawal Notice. The Holder or Holders that are obligated to buy under this Section 9 (individually, or collectively, if applicable, the “Buying Holder”) shall be determined in the following manner (and Servicer shall deliver to the Holders, within one (1) Business Day following the Buy-Sell Response Date, notice of the outcome of such determination):

(i) if every Notice Holder delivers a Buy/Sell Withdrawal Notice, then there shall be no Buying Holder, and the Material Disagreement will be resolved by the Invoking Holder together with the Non-Withdrawing Holders in a manner that is materially consistent with the course of action such Invoking Holder and Non-Withdrawing Holders initially indicated or were deemed to have indicated under Section 9(a) hereof;

(ii) if no Notice Holder delivers a Buy Response, but at least one Notice Holder delivers a Sell Response, then the Invoking Holder shall be the Buying Holder (and shall be obligated to purchase the Notes of each party delivering a Sell Response);

(iii) if only one Notice Holder delivers a Buy Response, then such Notice Holder shall be the Buying Holder (and shall be obligated to purchase the Note of the Invoking Holder); and

(iv) if more than one Notice Holder delivers a Buy Response, then such Notice Holders collectively shall be the Buying Holder (and shall be obligated to purchase the Note of the Invoking Holder pro rata based on the Note Principal Balances of such Buying Holders).

(d) On the fifth (5th) Business Day after the Buy-Sell Response Date (the “Buy-Sell Closing Date”), the selling Holders (the “Selling Holders”) shall transfer and assign to the Buying Holder, pursuant to an assignment and assumption agreement reasonably acceptable to each party, all right, title and interest of such Selling Holders in respect of the Mezzanine Loan; and the Buying Holder shall pay to each Selling Holder the applicable Buy-Sell Purchase Price for its Note by wire transfer of immediately available funds to the account designated by such Selling Holder. At such closing, each Holder shall, at the request of any other Holder, execute and deliver such documents and instruments as the requesting Holder shall reasonably require in order to effect such transfer. All payments received by any Selling Holder on or after the Buy-Sell Closing Date in respect of the ownership interests of the Holders in the Mezzanine Loan shall be for the account of the Buying Holder. Each Selling Holder shall cooperate in facilitating the assignment of its respective portions of the Mezzanine Loan, and the administration thereof, including, without limitation, (i) transferring any funds (including reserves) held in accounts maintained or controlled by such Selling Holder, (ii) delivering loan related documents, (iii) causing servicing documents to be delivered, and (iv) such other cooperation as the Buying Holder reasonably requests to effectuate the intent of this Agreement.

(e) The Buying Holder will assume all obligations of the Selling Holders arising from and after the Buy-Sell Closing Date under and in connection with the Mezzanine Loan by written instrument delivered and reasonably satisfactory in form to Selling Holders. To the extent any loss, cost, liability or expense relates to an obligation of a Selling Holder arising prior to the Buy-Sell Closing Date, the same shall be borne solely by such Selling Holder, and such Selling Holder shall indemnify, defend, reimburse and hold harmless the Buying Holder against any and all such losses, costs, obligations, damages, penalties, actions, judgments, suits, liabilities and expenses which may be asserted against or sustained or incurred by the Buying Holder as a result thereof. To the extent any loss, cost, liability or expense relates to an obligation of the Buying Holder arising on or subsequent to the Buy-Sell Closing Date, the same shall be borne solely by the Buying Holder, and the Buying Holder shall indemnify, defend, reimburse and hold harmless each Selling Holder against any and all such losses, costs, obligations, damages, penalties, actions, judgments, suits, liabilities and expenses (including reasonable attorneys’ fees) which may be asserted against or sustained or incurred by such Selling Holder as a result thereof.

(f) If a Buying Holder does not pay the Buy-Sell Purchase Price when and as required by the terms of this Agreement, interest shall accrue thereon both before and after judgment, to the extent permitted by applicable law, at a rate per annum for each day from and including the day the Buy-Sell Purchase Price was due to but excluding the day the amount is paid in full equal to the Default Rate, and such Buying Holder shall thereafter have no voting or consent rights hereunder. Such interest shall be payable on demand from time to time and shall be computed on the basis of a 360-day year and actual days elapsed, and shall itself bear interest at the foregoing rate if not paid on demand.

10. Representations of the Holders. (a) Subject to the provisions of Section 10(b) below, each Holder, as of the date hereof, hereby represents and warrants that:

(i) Such Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Such Holder is in compliance, in all material respects, with the laws of any applicable jurisdiction necessary to ensure the enforceability of the Mezzanine Loan and to perform its obligations under this Agreement.

(ii) The execution and delivery of this Agreement by such Holder, and the performance of, and compliance with, the terms of this Agreement by such Holder, will not violate such Holder’s organizational documents or constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the breach of, any material agreement of other such material instrument to which it is a party or which is applicable to it or any of its assets, in each case which materially and adversely affect the ability of such Holder to carry out the transactions contemplated by this Agreement.

(iii) Such Holder has the full power and authority to enter into and consummate all transactions contemplated by this Agreement, has duly authorized the execution, delivery and performance of this Agreement, and has duly executed and delivered this Agreement.

(iv) The execution, delivery and performance by such Holder of this Agreement does not require the obtaining of any consent, approval or authorization of, the giving of any notice to, or any registration or filing with, any federal or state governmental regulatory authority which has jurisdiction over such Holder.

(v) There are no actions, proceedings or investigations pending or threatened against such Holder before any state or federal court, administrative agency or other tribunal (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated in this Agreement, or (C) which, if determined adversely to such Holder, may materially and adversely affect the performance by such Holder of its obligations under, or the validity or enforceability of, this Agreement.

(b) The representations and warranties set forth in clauses (a)(i) through (a)(v) above are made severally by each Holder with respect to itself, and the applicable Holder shall be the sole party liable for its breach of such representation or warranty.

(c) Each Initial Holder, as of the date hereof, hereby represents and warrants that it is the legal and beneficial owner of its Note free and clear of any lien, security interest, option or other charge or encumbrance, other than any lien or security interest granted to any Loan Pledgee as contemplated by the provisions of Section 14(c).

11. Directing Junior Lender. Subject to the terms and conditions hereof and of the Servicing Agreement, the Servicer is hereby appointed to act, on behalf of and for the benefit of all of the Holders, as the Directing Junior Lender with respect to the Mezzanine Loan under the Intercreditor Agreement. The Servicer hereby accepts such appointment and assumes all duties and obligations of (on behalf of and for the benefit of all of the Holders) such Directing Junior Lender and agrees to be bound by the terms and provisions of this Agreement and the Intercreditor Agreement and the Mezzanine Loan Documents. Without limiting the generality of the foregoing, the Servicer hereby agrees to, as and to the extent provided under the Intercreditor Agreement:

(a) forward all notices received under the Intercreditor Agreement to the Holders and the Collateral Agent within one (1) Business Day of receipt thereof:

(b) exercise purchase options and/or cure rights granted to the Holders on behalf of the Holders, to the extent such purchase options and/or cure rights are to be exercised under the terms and provisions of this Agreement, in accordance with the terms and provisions of, and within the timeframes set forth in, the Intercreditor Agreement;

(c) exercise consent and/or approval rights granted to the Holders in accordance with the terms and provisions of this Agreement (following the direction of the Holders holding the requisite interest in the Mezzanine Loan set forth herein, which, except in the case of a Unanimous Decision or a Super-Majority Decision, shall be the Deciding Majority), the Servicing Agreement and the Intercreditor Agreement;

(d) provide and deliver all notices to be delivered to the other parties to the Intercreditor Agreement in accordance with the terms and provisions of this Agreement, the Servicing Agreement and the Intercreditor Agreement; and

(e) follow the instructions of the Holders, in accordance with the terms and provisions of this Agreement and the Servicing Agreement, with regard to any actions permitted to be taken in its capacity as Directing Junior Lender under the Intercreditor Agreement.

Notwithstanding anything to the contrary herein or in the Servicing Agreement, a Deciding Majority may terminate the Servicer as Directing Junior Lender at any time upon five (5) days prior written notice to the Servicer of such termination and replace the Directing Junior Lender with any party selected by the Deciding Majority upon written notice to the Servicer, the parties to this Agreement and the parties to the Intercreditor Agreement. Any termination of the Servicer as Directing Junior Lender shall not, in and of itself, cause a termination of the Servicer in its capacity as Servicer under the Servicing Agreement, unless a separate termination of the Servicer is effected in accordance with the terms and conditions of the Servicing Agreement.

12. No Creation of a Partnership. Nothing contained in this Agreement, and no action taken pursuant hereto shall be deemed to constitute the Holders a partnership, association, joint venture or other entity.

13. Syndications; Cooperation.

(a) Each Holder acknowledges that any Holder may elect, in its sole discretion (but subject to the restrictions on transfer herein and in the Intercreditor Agreement), to include its Note in a Syndication. In connection with a Syndication and subject to the terms of the preceding sentence, at the request of the Holder engaging in a Syndication (the “Requesting Holder”), each other Holder shall, at the sole cost and expense of the Requesting Holder, use reasonable efforts to satisfy, and to cooperate with the Requesting Holder in attempting to cause Mezzanine Borrower to satisfy, the market standards to which the Requesting Holder customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with the Syndication, including, without limitation, entering into (or consenting to, as applicable) any modifications to this Agreement, the Intercreditor Agreement or the Mezzanine Loan Documents, and to cooperate with the Requesting Holder in attempting to cause Borrower to execute such modifications to the Mezzanine Loan Documents, in any such case, as may be reasonably requested by the Rating Agencies or as reasonably necessary to effect the Syndication; provided, however, no Holder shall be required to modify or amend this Agreement, the Intercreditor Agreement or any Mezzanine Loan Documents (or consent to such modification, as applicable) in connection therewith, if such modification or amendment would (i) change the interest allocable to, or the amount of any payments due to, such Holder or any other economic terms of its related Note, (ii) materially increase such Holder’s obligations or materially decrease such Holder’s rights, remedies or protections, (iii) violate any transfer restriction herein or in any Mezzanine Loan Document or otherwise be prohibited by any of the Mezzanine Loan Documents, (iv) be inconsistent with the terms hereof or of the Mezzanine Loan Documents or (v) otherwise, in such Holder’s reasonable judgment, have any material adverse impact on such Holder or its Note, including, without limitation, having a material adverse effect on the debt service coverage ratio or the loan to value ratio of such Holder’s Note; provided, however, that with respect to any such determination of a material adverse impact in accordance with clause (v) of the preceding proviso, such Holder shall, upon request of the Requesting Holder, provide a reasonable explanation as to the basis for such determination (provided that no Holder shall be required to divulge confidential or proprietary information). In connection with the Syndication, each Holder agrees to provide for inclusion in any disclosure document relating to the related Syndication such information concerning itself and its Note as the Requesting Holder reasonably determines to be necessary or appropriate.

(b) Each Holder shall have the right, subject to the terms of the Mezzanine Loan Documents and the restrictions on transfers herein, in connection with any Syndication or other Transfer of all or any portion of such Holder’s Note, to request the Borrower and/or other necessary parties execute amended and restated or additional notes (respectively, the “New Notes”) or create one or more participation interests in a Note, which New Notes or participation interests may evidence (x) two or more notes with a senior/subordinate structure, (y) one or more participation interests related to the outstanding Note with a senior/subordinate structure, or (z) one or more pari passu notes or pari passu participation interests. Any reallocation of the principal and/or interest of its outstanding Note among the New Notes or among the participation interests applicable to such Note shall be subject to the following prohibitions: (i) the aggregate principal balance of the New Notes following such amendments (or the aggregate principal balance of the participation interests related to the outstanding Note) is no greater than the aggregate principal balance of the “Old Note” (which for the purposes of this Agreement shall mean the outstanding Note prior to such amendments or the creation of such participations, as applicable), (ii) all New Notes (or each of the participation interests related to the Old Note) will, and will continue to, have the same weighted average interest rate as the interest rate of the Old Note, and any such reallocation of the principal balances and/or interest rate shall not have a material adverse impact on the interest rate, debt service coverage ratio or loan to value ratio of any other Holder’s Notes, (iii) the terms (other than the principal balance, interest rate and subordination relative to each other) of the New Notes or participations shall be the same as the Old Note, (iv) the amendment of the Old Note and execution of the New Notes shall not violate, either initially or with the passage of time, any terms of the Mezzanine Loan Documents, (v) any Requesting Holder shall notify the other Holders in writing of such modified allocations and principal amounts (it being understood that, subject to the satisfaction of this Section 13, no consent by such parties is required for any such allocations), (vi) the due dates for any principal and interest payments shall not be changed, and (vii) no change to the interest rate or principal balance of the Requesting Holder’s Notes shall (x) result in a decrease in the subordination afforded any of the interests in the Senior Loan or any of the Mezzanine Loans held by any Holder or (y) decrease or delay amounts distributable with respect to any other Holder’s Note.

(c) In connection with a Syndication and subject to the terms of the first sentence of Section 13(a), each Holder covenants and agrees that it shall (x) cooperate with the reasonable requests of each Rating Agency and the Requesting Holder at the sole cost and expense of the Requesting Holder in connection with the Syndication, as well as in connection with all other matters to the extent set forth in, and subject to the restrictions and limitations of, this Section 13, and the preparation of any offering documents thereof and (y) review any information relating to itself and its Note in any Syndication document and respond reasonably promptly with any changes necessary to make the information materially correct. Each Holder acknowledges that the information provided by it to the Requesting Holder may be incorporated into the offering documents for such Syndication. Each Holder engaging in a Syndication and each Rating Agency shall be entitled to rely on the information supplied by, or on behalf of, each non-participating Holder.

(d) The Holder engaging in a Syndication shall deliver to each other Holder drafts of the preliminary and final Syndication offering documents at such time as the Holder engaging in a Syndication deems necessary or appropriate (but in no event shall the first draft thereof be delivered to the other Holders less than ten (10) Business Days prior to the date of the Syndication), and each non-participating Holder shall review and comment thereon as soon as possible but in no event later than five (5) Business Days of its receipt thereof and if any such Holder fails to respond within such time, such Holder shall be deemed to have elected to not comment thereon; provided that, subject to the preliminary drafts being distributed within the timeframes required above, each non-Participating Holder shall review and comment on the final draft distributed in connection with the preparation of any preliminary and final offering documents for printing no later than 9:00 a.m., New York City time, on the Business Day following its receipt thereof (provided that such final draft is received no later than noon, New York City time on such prior Business Day) and if any such Holder fails to respond by such time, such Holder shall be deemed to have elected to not comment thereon. The Holder engaging in a Syndication shall incorporate into the offering circular any material and reasonable comments of the non-participating Holders thereto.

(e) Each Holder acknowledges and agrees that with respect to any Syndication, the source of any fees of a trustee, administrative agent, settlement agent or similar party (which shall not include the servicer and special servicer acting for the Mezzanine Loan as a whole) shall not include any collections allocable to any Note not included in such Syndication.

14. Sale of Each Holder’s Interest. (a) No Holder shall transfer its interest in the Mezzanine Loan except in accordance with this Section 14 and the restrictions on transfer, participation and securitization set forth in the Intercreditor Agreement and any Mezzanine Loan Documents (including, without limitation, compliance with all applicable gaming requirements set forth therein to the extent applicable). Subject to the additional restrictions set forth in Section 14(b) below, no Holder shall sell, assign, transfer, pledge, syndicate, participate, hypothecate, contribute, encumber or otherwise dispose of all or any portion of its applicable Note (a “Transfer”) other than as provided below in Section 14(c), without the prior written consent of the other Holders which may be granted in each such Holder’s sole discretion;

provided, that each Holder may (i) Transfer up to 49% of its interest in the applicable Note (when aggregated with all prior Transfers relating to such Note) without obtaining the prior written consent of the other Holders, and (ii) Transfer in excess of 49% of its interest in the applicable Note (when aggregated with all prior Transfers relating to such Note) to a Qualified Transferee without obtaining the prior written consent of the other Holders. Notwithstanding anything to the contrary contained herein, no Holder shall (i) Transfer all or any portion of its applicable Note to (u) the Senior Borrower, (v) the Mezzanine Borrower, (w) any Related Mezzanine Loan Borrower, (x) any Affiliate of the Senior Borrower, the Mezzanine Borrower or any Related Mezzanine Loan Borrower (provided this clause (x) is not intended to prevent a Holder that became an Affiliate of the Senior Borrower and/or any Mezzanine Borrower solely due to the exercise of remedies under a more junior Related Mezzanine Loan from Transferring all or any portion of its applicable Note to an Affiliate of such Holder that is also an Affiliate of the Senior Borrower and/or Mezzanine Borrower so long as such Affiliate of such Holder also became an Affiliate of the Senior Borrower and/or Mezzanine Borrower solely by virtue of the exercise of remedies under the more junior Related Mezzanine Loan and such Affiliate of such Holder is not a Sponsor Affiliate or any other Person to whom a Transfer would be prohibited under the Intercreditor Agreement or any other provision of this Agreement), (y) any Sponsor Affiliate, or (z) any non-U.S. Person who is a “10 percent shareholder” within the meaning of Section 871(h)(3)(B) of the Code or to a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code with respect to the Borrower unless such non-U.S. Person is entitled to benefits under an income tax treaty to which the United States is a party that reduces the rate of withholding tax on payments to zero, and in each case any such Transfer shall be void ab initio, or (ii) Transfer all or any portion of its applicable Note to any transferee without providing an officer’s certificate, signed by an officer of the transferee, that transferee (i) is exempt from the approval requirements set forth under New Jersey law and described in Section 13(b) hereof, (ii) has been approved as a “financial source” by the New Jersey Casino Control Commission (“NJCC”), or (iii) upon such Transfer, will seek approval as a “financial source” by NJCC. Any transferee of any Note or interest therein (other than a Trustee in a Securitization or Syndication or a participant in the Mezzanine Loan who shall take subject to this Agreement), shall execute an assignment and assumption agreement whereby such transferee assumes all obligations of the related Holder hereunder with respect to such Note or the portions thereof so Transferred and under the Servicing Agreement with respect to such Note or the portions thereof so Transferred, from and after the date of such assignment (or in the case of a Pledge to a Loan Pledgee, assumes from and after the date that such transferee becomes the owner of such Note by reason of foreclosure or assignment-in-lieu of foreclosure of such Pledge). Within five (5) Business Days of any Transfer (other than a Pledge to a Loan Pledgee) of all or any portion of its Note, each Holder shall deliver a notice to Servicer and to each of the other Holders in writing (a “Transfer Notice”) at its address set forth in the Servicing Agreement and include the name and address of any transferee, whether such transferee is a Qualified Transferee, and the percentage amounts of its Note being transferred, and, promptly following consummation of such Transfer, an executed copy of the related assignment and assumption agreement, if applicable. The Transfer Notice shall include either (i) a description of the related agreement, including a reference that the notice relates to the “Harrah’s Fourth Mezzanine Co-Lender Agreement”, a list of the original parties to the Fourth Mezzanine Co-Lender Agreement, a statement that such Transfer Notice relates to the Fourth Mezzanine Loan, together with the principal balance of the Fourth Mezzanine Loan, the origination date of the Fourth Mezzanine Loan, and the original parties to the Fourth Mezzanine Loan or, (ii) a copy of this Agreement

(b) (i) If any Holder Transfers any interest in its Note to any Person or any Holder Transfers any interest in its Note to a Loan Pledgee (each such Person or such Loan Pledgee, a “Proposed Transferee”) and such interest, together with any interests in any other Note and any interests in any other promissory note related to the Senior Loan or any other mezzanine loan previously or simultaneously transferred to the Proposed Transferee or an Affiliate thereof, has a principal amount equal to or greater than 2% of the aggregate outstanding principal amount of the Senior Loan and each Mezzanine Loan, then such Proposed Transferee shall promptly after such Transfer (if it has not done so previously) take all necessary action to become approved by the New Jersey Casino Control Commission (“NJCCC”) as a “financial source” unless such Proposed Transferee is otherwise exempt from such approval requirements to the extent set forth under applicable New Jersey law (such Proposed Transferee that is so approved or is in the process of becoming approved, or that is exempt from such approval requirements, a “Permitted Transferee”).

(ii) Each Holder (including in its capacity as a Pledging Holder, if applicable) agrees and each Loan Pledgee shall be deemed to have agreed that in the event the NJCCC or any other applicable regulatory authority affirmatively determines that such Holder (including in its capacity as a Pledging Holder, if applicable) or such Loan Pledgee is disqualified by the NJCCC in accordance with applicable law, rules or regulations (such Holder (including in its capacity as a Pledging Holder, if applicable) or such Loan Pledgee, a “Disqualified Transferee”), then such Disqualified Transferee (provided that with respect to a Disqualified Transferee that is a Loan Pledgee, solely with respect to clause (x) below) agrees (x) immediately, and without any required notice or any action by any other Holder or the Servicer, (1) that such Disqualified Transferee shall have no right to vote on any matters hereunder, including without limitation, any right to vote on any Majority Decisions, Super-Majority Decisions or Unanimous Decisions, and any such votes shall be determined without regard to the interest in the Mezzanine Loan held by such Disqualified Transferee and any other Disqualified Transferees and (2) that such Holder (or with respect to a Loan Pledgee, the related Pledging Holder) shall have no right to receive interest in respect of its Note (or interest therein) pursuant to Section 3(a)(iii) hereof during such time as such Holder or such Loan Pledgee is a Disqualified Transferee, (y) to indemnify, defend and hold each other Holder harmless from, against and in respect of any actions, causes of action, suits, claims, liabilities, damages, losses, costs or expenses (including attorneys’ fees and disbursements) incurred by such other Holder as a result of any action taken with respect to any Mezzanine Loan or the Senior Loan, the related borrowers, related operators or related licensees by the NJCCC or any other applicable regulatory authority as a result of the Holder failing to comply with Section 14(b)(i) or the Holder or any related Pledging Holder otherwise being a Disqualified Transferee and (z) to use its reasonable best efforts to Transfer its Notes or interest therein to a Permitted Transferee. For the avoidance of doubt, this Section 14(b)(ii) shall not apply if (i) such Holder’s interest in the Senior Loan, the Mezzanine Loan and any Related Mezzanine Loan in the aggregate is less than 2% of the outstanding principal amount of the Senior Loan, the Mezzanine Loan and each Related Mezzanine Loan, in the aggregate or (ii) any Loan Pledgee’s interest in the Senior Loan, the Mezzanine Loan and any Related Mezzanine Loan in the aggregate is less than 2% of the outstanding principal amount of the Senior Loan, the Mezzanine Loan and each Related Mezzanine Loan, in the aggregate.

(c) Notwithstanding any other provision hereof but subject to the provisions of Section 14(b) and 14(d), each Holder consents to each Holder’s pledge or sale in or under a repurchase transaction, credit facility or other similar transaction (a “Pledge”) of its respective Note or interest therein (such Holder that pledges its Note or interest therein, a “Pledging Holder”) to any entity which has extended credit, including, without limitation, credit in the form of a repurchase agreement facility, credit facility or other similar transaction, to any Holder if such entity would otherwise satisfy the requirements of a Qualified Transferee or is a financial institution whose unsecured debt is rated at least “A” (or the equivalent) or better by each Rating Agency (a “Loan Pledgee”), on the terms and conditions set forth in this Section 14(c). No Loan Pledgee may be the borrower under the Senior Loan, the borrower under the Mezzanine Loan, any borrower under any Related Mezzanine Loan, any Affiliate of any of the foregoing, or any Sponsor Affiliate and any such Pledge shall be void ab initio. Upon written notice by a Holder to the Servicer and the other Holders that the Pledge has been effected and the address for notice purposes of the Loan Pledgee, the Servicer and each Holder agrees to acknowledge receipt of such notice and thereafter agrees as applicable: (i) Servicer shall give Loan Pledgee written notice of any default by the applicable Holder under this Agreement of which default the Servicer has actual knowledge; (ii) to allow Loan Pledgee a period of at least ten (10) calendar days from its receipt of such notice to cure a monetary default and thirty (30) calendar days from its receipt of such notice to cure a non-monetary default by the applicable Holder in respect of its obligations to the Servicer or such Holder hereunder, but Loan Pledgee shall not be obligated to cure any such default; (iii) that no amendment or modification of this Agreement and no waiver or termination of any applicable Holder’s rights under this Agreement, shall be effective against Loan Pledgee without the written consent of Loan Pledgee, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, the consent of the Loan Pledgee shall not be required unless applicable Holder’s consent was required pursuant to the terms of this Agreement to effect such modification, waiver or termination; (iv) that such other Holders shall deliver to Loan Pledgee such estoppels as Loan Pledgee shall reasonably request; provided that any such estoppel certificates shall be in a form reasonably satisfactory to such other Holders; and (v) that, upon written notice (a “Redirection Notice”) to the Servicer by Loan Pledgee that the applicable Holder is in default beyond applicable cure periods under such Holder’s obligations to Loan Pledgee pursuant to the applicable credit agreement or repurchase agreement between the applicable Holder and Loan Pledgee (which notice need not be joined in or confirmed by such Holder), and until such Redirection Notice is withdrawn or rescinded by Loan Pledgee, the Servicer shall remit to the applicable Loan Pledgee and not to the applicable Holder, any payments that the Servicer would otherwise be obligated to pay to such Holder from time to time pursuant to this Agreement, any Mezzanine Loan Document, any document evidencing a Holder’s interest, copies of any default notices or any other agreement between the Servicer or any Holder that relates to the Mezzanine Loan or this Agreement. Each pledging Holder hereby unconditionally and absolutely releases the Servicer and the other Holders from any liability to such Holder on account of the Servicer’s or a Holder’s compliance with any Redirection Notice believed by the Servicer or a Holder to have been delivered by the pledging Holder’s Loan Pledgee. Loan Pledgee shall be permitted to fully exercise its rights and remedies against the applicable Holder, and realize on any and all collateral granted by the applicable Holder to Loan Pledgee (and accept an assignment in lieu of foreclosure as to such collateral), in accordance with applicable law. In such event, the Servicer and each of the other Holders shall recognize a Loan Pledgee that is a Qualified Transferee (and any transferee which is also a Qualified Transferee at any foreclosure or similar sale held by Loan Pledgee or any transfer in lieu of such foreclosure), and its successors and assigns, as the successor to the applicable Holder’s rights, remedies and obligations under this Agreement and the documents evidencing a Holder’s interest and any such Loan Pledgee or Qualified Transferee shall assume in writing the obligations of the applicable Holder hereunder accruing from and after such Transfer and agrees to be bound by the terms and provisions hereof, it being agreed that, notwithstanding anything to the contrary contained herein, such Loan Pledgee shall not be required to so assume applicable Holder’s obligations hereunder prior to such realization on such collateral. The rights of Loan Pledgee under this Section 14 shall remain effective unless and until Loan Pledgee shall have notified the Servicer and Holders in writing that its interest in the applicable Note has terminated.

(d) Notwithstanding any provisions herein to the contrary, if a conduit (“Conduit”) which is not a Qualified Transferee provides financing to a Holder, then such Conduit will be a permitted Loan Pledgee despite the fact it is not a Qualified Transferee if the following conditions are satisfied:

(i) The loan (the “Conduit Inventory Loan”) made by the Conduit to the Holder to finance the acquisition and holding of its interest in the Holder’s Note will require a third-party (the “Conduit Credit Enhancer”) to provide credit enhancement;

(ii) The Conduit Credit Enhancer and the administrator of the Conduit will be a Qualified Transferee;

(iii) Holder will pledge (or sell, transfer or assign as part of a repurchase facility) its interest in the Note to the Conduit as collateral for the Conduit Inventory Loan;

(iv) The Conduit Credit Enhancer and the Conduit will agree that, if Holder defaults under the Conduit Inventory Loan, or if the Conduit is unable to refinance its outstanding commercial paper even if there is no default by Holder, the Conduit Credit Enhancer will purchase the Conduit Inventory Loan from the Conduit, and the Conduit will assign the pledge of Holder’s interest in the Note to the Conduit Credit Enhancer; and

(v) Unless the Conduit is in fact then a Qualified Transferee, the Conduit will not without obtaining a Rating Agency Confirmation from each Rating Agency have any greater right to acquire the interests in the Note pledged by the Holder, by foreclosure or otherwise, than would any other purchaser that is not a Qualified Transferee at a foreclosure sale conducted by a Loan Pledgee.

(e) In the case of any sale, assignment, transfer or other disposition of a participation interest in the Note, (i) the Holder’s obligations under this Agreement shall remain unchanged, (ii) the Holder shall remain solely responsible for the performance of such obligations, and (iii) the Servicer and any Persons acting on its behalf shall continue to deal solely and directly with the Holder in connection with the Holder’s rights and obligations under this Agreement and the Servicing Agreement, and all amounts payable hereunder shall be determined as if the Holder had not sold such participation interest.

(f) The parties acknowledge and agree that Section 38 of the Intercreditor Agreement applies to discounted pay-offs of the Notes and that such discounted pay-offs described in Section 38 of the Intercreditor Agreement are not Transfers subject to the provisions of Section 14 hereof.

15. Other Business Activities of the Holders. Each Holder acknowledges that each party hereto may make loans or otherwise extend credit to, and generally engage in any kind of business with the Mezzanine Borrower, its Affiliates, any holder of preferred equity in the Mezzanine Borrower, or any lender that has foreclosed or is in process of foreclosure or comparable conversion on any Junior Loan (collectively, “Mezzanine Borrower Related Parties”), and receive payments on such other loans or extensions of credit to the Mezzanine Borrower Related Parties and otherwise act with respect thereto freely and without accountability in the same manner as if this Agreement and the transactions contemplated hereby were not in effect.

16. Exercise of Remedies. (a) Except when acting through the Servicer in accordance with the terms of the Servicing Agreement, the Intercreditor Agreement and this Agreement, each Holder agrees that it shall have no right, acting individually outside of the scope of this Agreement (other than the Specified Mezzanine Lender pursuant to Section 3.3 of the Note Sales Agreement), and hereby presently and irrevocably permits the Servicer, to carry out the instructions, subject to obtaining the required consents for Majority Decisions, Super-Majority Decisions or Unanimous Decision, on behalf of all of the Holders, to do each of the following (in each case, subject to the terms and conditions hereof and of the Intercreditor Agreement and Servicing Agreement): (i) to modify or waive any of the terms of the Mezzanine Loan Documents; (ii) to consent to any action or failure to act by the Mezzanine Borrower or any party to the Mezzanine Loan Documents; (iii) to call an Event of Default under the Mezzanine Loan Documents; (iv) to take legal action to enforce or protect each Holder’s interests with respect to the Mezzanine Loan or to exercise or refrain from exercising any powers, rights or remedies that the Holders may have under the Mezzanine Loan Documents or otherwise with respect to the Mezzanine Loan at law or in equity, including, without limitation, the right at any time to accelerate, or refrain from accelerating, the Mezzanine Loan, to foreclose and sell and otherwise deal with the Mezzanine Loan Collateral, or refrain from foreclosing, selling or otherwise dealing with the Mezzanine Loan Collateral, and to enforce or refrain from enforcing the Mezzanine Loan Documents; (v) to file any bankruptcy petition against the Mezzanine Borrower; provided, however that the Servicer shall not vote on behalf of the Holders any claims with respect to the Mezzanine Loan in any bankruptcy, insolvency or similar type of proceeding of the Mezzanine Borrower and such rights are exclusively retained by the individual Holders. Notwithstanding anything herein to the contrary, the Initial Servicer shall not be required to engage in Special Services (as such term is defined in the Interim Servicing Agreement). The Initial Servicer shall not perform any Special Services except pursuant to a written agreement between the Holders and the Initial Servicer. The foregoing provisions of this Section 16 shall not limit the right of any Holder to exercise its right to (i) appoint a Servicer in accordance with the terms of this Agreement and (ii) consent to a Majority Decision, a Super-Majority Decision or a Unanimous Decision.

(b) The Servicer shall direct the Collateral Agent to take any action necessary to effectuate any of the Servicer’s duties hereunder (subject to obtaining any necessary consent of the Holders in accordance with this Agreement) and the Collateral Agent shall take such action, to the extent such action is permitted under the terms of the Mezzanine Loan Documents.

17. Non-Recourse Obligations of the Holders. Notwithstanding anything to the contrary contained herein or the Servicing Agreement, no Holder shall be personally liable hereunder or under the Servicing Agreement other than to the extent of cash, property or other value realized or derived from its respective ownership of the Mezzanine Loan and to the extent of amount distributable hereunder.

18. Governing Law; Waiver of Jury Trial. THIS AGREEMENT AND THE RESPECTIVE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

19. Modifications. Except as expressly provided herein, this Agreement shall not be modified, cancelled or terminated except by an instrument in writing signed by each of the parties hereto; provided, however, that no amendment or modification hereof that requires the consent or approval of the Mezzanine Borrower pursuant to Section 9.11 of the Mezzanine Loan Agreement shall be permitted other than in compliance with such section.

20. Successors and Assigns; Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Except as provided in Section 7 and Section 14, none of the provisions of this Agreement shall be for the benefit of or enforceable by any Person not a party hereto.

21. Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts and all of such counterparts shall together constitute one and the same instrument. This Agreement may be executed by signature(s) transmitted by facsimile.

22. Captions. The titles and headings of the paragraphs of this Agreement have been inserted for convenience of reference only and are not intended to summarize or otherwise describe the subject matter of the paragraphs and shall not be given any consideration in the construction of this Agreement.

23. Notices. All notices, demands, requests, consents, approvals or other communications required, permitted, or desired to be given hereunder shall be in writing sent by facsimile (with answer back acknowledged) or by registered or certified mail, postage prepaid, return receipt requested, or delivered by hand or reputable overnight courier addressed to the party to be so notified at its address set forth on Exhibit B hereto, or to such other address as such party may hereafter specify in accordance with the provisions of this Section 23. Any such notice, demand, request, consent, approval or other communication shall be deemed to have been received: (a) upon delivery (or first refusal of delivery) if sent by registered or certified mail, postage prepaid, return receipt requested, (b) on the date of sending by facsimile if sent during business hours on a Business Day (otherwise on the next Business Day), (c) on the date of delivery by hand if delivered during business hours on a Business Day (otherwise on the next Business Day) and (d) on the next Business Day if sent by an overnight commercial courier. All written notices so given shall be deemed effective upon receipt or, if mailed, upon the earlier to occur of receipt or refusal thereof. Notwithstanding the foregoing, the Servicing Agreement and the provisions of Section 25 of this Agreement may restrict the delivery of notices and other documents, information or reports to a Holder that is the Mezzanine Borrower, the manager of the Mezzanine Loan Collateral or an Affiliate thereof. Additionally, notwithstanding the foregoing, the Initial Servicer shall have satisfied the notice requirements under this Section by providing notices in accordance with the Servicing Agreement.

24. Withholding Taxes. (a) If the Servicer or the Mezzanine Borrower shall be required by law to deduct and withhold Taxes from sums payable to a Holder with respect to the Mezzanine Loan as a result of such Holder constituting a Non-Exempt Person, the Servicer shall be entitled to do so with respect to such Holder’s interest in such payment (all withheld amounts being deemed paid to such Holder); provided that the Servicer shall furnish such Holder with a statement setting forth the amount of Taxes withheld, the applicable rate and other information which may reasonably be requested for purposes of assisting such Holder to seek any allowable credits or deductions for the Taxes so withheld in each jurisdiction in which such Holder is subject to tax. To the fullest extent permitted under the Mezzanine Loan Documents, the Servicer shall enforce against the Mezzanine Borrower any right to receive a reimbursement from the Mezzanine Borrower with respect to any Taxes withheld from such Holder.

(b) Each Holder shall and hereby agrees to indemnify the other Holders and the Servicer against and hold the other Holders and the Servicer harmless from and against any Taxes, interest, penalties and attorneys’ fees and disbursements arising or resulting from any failure of the Servicer to withhold Taxes from payment made to such Holder if and to the extent the Servicer failed to withhold in reliance upon any representation, certificate, statement, document or instrument made or provided by such Holder to the Servicer in connection with the obligation of the Servicer to withhold Taxes from payments made to such Holder, it being expressly understood and agreed that (i) the Servicer shall be absolutely and unconditionally entitled to accept any such representation, certificate, statement, document or instrument as being true and correct in all respects and to fully rely thereon without any obligation or responsibility to investigate or to make any inquiries with respect to the accuracy, veracity, correctness or validity of the same and (ii) each Holder shall, upon request of the Servicer and at its sole cost and expense, defend any claim or action relating to the foregoing indemnification using counsel selected by the Holder and reasonably acceptable to the Servicer. The Person that is the Holder of a Note at any particular time shall not be liable under this Section 24 with respect to any predecessor or successor Holder of such Note.

(c) Each Holder represents to the Servicer (for the benefit of the Mezzanine Borrower) that it is not a Non-Exempt Person. Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of the Agreement, each Holder shall deliver to the Servicer evidence satisfactory to the Servicer substantiating that it is not a

Non-Exempt Person and that the Servicer is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mezzanine Loan or otherwise under this Agreement. Without limiting the effect of the foregoing, (i) if a Holder is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-9 and (ii) if a Holder is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mezzanine Borrower is treated for United States income tax purposes as derived in whole or part from sources within the United States, a Holder shall satisfy the requirements of the preceding sentence by furnishing to the Servicer an Internal Revenue Service Form W-8ECI, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by such Holder, as evidence of such Holder’s exemption from the withholding of United States tax with respect thereto. Except in the case of the Initial Holders, the Servicer shall not be obligated to make any payment hereunder to any Holder in respect of such Holder’s Note or otherwise until such Holder shall have furnished to the Servicer the forms, certificates, statements or documents required by this Section 24.

25. Borrower Affiliate Holders. Notwithstanding anything to the contrary contained herein, if at any time a Holder becomes a Borrower Affiliate Holder, then for so long as such Holder is a Borrower Affiliate Holder it shall not be entitled (i) to vote on, give any advice or recommendation relating to, be involved in any consultations relating to, participate in, or otherwise exercise, any Majority Decision, Super-Majority Decision or Unanimous Decision or any of the Restricted Rights, and such Borrower Affiliate Holder’s Note and Percentage Interest shall not be taken into account for purposes of calculating whether the requisite voting percentages have been achieved, (ii) to exercise any rights or remedies, or grant any consents or waivers, other than (x) any cure rights to the extent exercisable under Section 4 hereof, (y) any purchase options rights to the extent exercisable under Section 5 hereof or (z) any other rights explicitly granted to any Affiliate Holder under the Intercreditor Agreement, (iii) to receive any notices or “asset status reports” or other similar correspondence under this Agreement, the Servicing Agreement or the Intercreditor Agreement or (iv) exercise any rights an Affiliate Holder is not entitled to exercise under the Intercreditor Agreement. Any such Borrower Affiliate Holder shall, however, retain the right to receive any and all amounts payable on account of its Note under this Agreement other than any default interest or late fees or charges. In the case of clause (i) above, each Holder other than a Borrower Affiliate Holder shall have their aggregate Percentage Interest in the Mezzanine Loan “grossed up” on account of the Borrower Affiliate Holder’s Percentage Interest in the Mezzanine Loan for the purposes of calculating a Majority Decision, a Super-Majority Decision, or a Unanimous Decision and for all other related purposes hereunder. For example, in the event there are five Holders, each with a 20% Percentage Interest, and one of those Holders becomes a Borrower Affiliate Holder, for voting purposes going forward, each non-affiliated Holder shall be deemed to have a percentage interest of 25%. Notwithstanding anything to the contrary contained herein, each Holder hereby covenants and agrees that if it shall become a Borrower Affiliate Holder, it shall not interfere with the foreclosure rights or the exercise of any other remedies asserted by, or on behalf of, the Holders that are not Borrower Affiliate Holders. Notwithstanding the foregoing, each Holder agrees that if it shall own, directly or indirectly, any economic, legal or other beneficial interest in the Senior Borrower, Mezzanine Borrower or any Related Mezzanine Loan Borrower solely by virtue of its foreclosure of a Related Mezzanine Loan in which such Holder held an interest then, in exercising any right or granting or withholding any consent under this Agreement, the Intercreditor Agreement or the Mezzanine Loan Documents with respect to the Mezzanine Loan, such Holder shall not take into account its respective interests as holder of the equity in the Senior Borrower, Mezzanine Borrower or any Related Mezzanine Loan Borrower, as applicable, and instead shall exercise such right or grant and withhold such consent solely on account of its status as a Holder of the Mezzanine Loan.

26. Consents to Jurisdiction. Each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of the United States District Court for the Southern District of New York, any court in the State of New York located in the borough of Manhattan in the city and county of New York, and any appellate court from any thereof, in any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereunder or for recognition or enforcement of any judgment and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any action, proceeding or counterclaim arising out of or relating to this Agreement or the transactions contemplated hereunder may be heard or determined in such New York State court or, to the extent permitted by law, in such federal court.

27. Co-Origination Agreement. Each of the Holders hereby acknowledges and agrees that on and after the date hereof, the Co-Origination Agreement is hereby terminated and of no force and effect and no provisions shall apply with respect to the Mezzanine Loan.

28. Note Register. The Servicer shall keep or cause to be kept at its offices books (the “Note Register”) for the registration and transfer of each Note. The Note Register shall contain the name and address of the Holders and the name and address of any transferee of each Note, together with wire instructions for such holder or transferee, of whom the Servicer has received notice, and the form of a copy of any written assumption agreement referred to in Section 14(a), shall be registered in the Note Register. The Person in whose name a Note is so registered shall be deemed and treated as the sole owner and holder thereof for all purposes of this Agreement. The Servicer shall promptly furnish to any Holder a copy of the Note Register upon receipt of request therefor.

29. Notes Not Securities. Each Holder acknowledges and agrees that the Notes are not securities for purposes of federal and state securities laws and that each Note represents a separate debt obligation of the Borrower.

30. Custody of Mezzanine Loan Documents. The Mezzanine Loan Documents, other than each Holder’s respective Note, shall be held by Bank of America, N.A. (successor by merger to LaSalle Bank, National Association) in accordance with the terms of that certain Custodial Agreement, dated May 5, 2008 (the “Custodial Agreement”), among JPMorgan Chase Bank, N.A., Bank of America, N.A., Citibank, N.A., Credit Suisse, Cayman Islands Branch, German American Capital Corporation, Merrill Lynch Mortgage Lending, Inc., Bear Stearns Commercial Mortgage, Inc., Goldman Sachs Mortgage Company and Morgan Stanley Mortgage Capital Holdings LLC, as Owner, and LaSalle Bank National Association, as Custodian, until such time as the Custodial Agreement is terminated in accordance with the terms thereof. In the event of a termination of the Custodial Agreement, the Mezzanine Loan Documents shall be held as determined by the Deciding Majority.

31. Collateral Agent. The Collateral Agent hereby represents, warrants and covenants that it shall not take any action that is reserved for the Servicer or the Holders under this Agreement or the Intercreditor Agreement, except to the extent directed by the Servicer.

[REMAINDER OF PAGE INTENTIONALLY BLANK]

IN WITNESS WHEREOF, the Holders have caused this Agreement to be duly executed as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Note A-1 Holder and as Note A-7 Holder

By:	/s/ Authorized Signatory
Name:
Title:

BANK OF AMERICA, N.A., as Note A-2 Holder

By:	/s/ Authorized Signatory
Name:
Title:

CITIBANK, N.A., as Note A-3 Holder

By:	/s/ Authorized Signatory
Name:
Title:

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Note A-4 Holder

By:	/s/ Authorized Signatory
Name:
Title:

By:	/s/ Authorized Signatory
Name:
Title:

BLACKSTONE SPECIAL FUNDING (IRELAND), as Note A-5 Holder

By: GSO Capital Partners LP, as Manager

By:	/s/ Authorized Signatory
Name:
Title:

MERRILL LYNCH MORTGAGE LENDING, INC., as Note A-6 Holder

By:	/s/ Authorized Signatory
Name:
Title:

GOLDMAN SACHS MORTGAGE COMPANY, as Note A-8 Holder

By: Goldman Sachs Real Estate Funding Corp., its General Partner

By:	/s/ Authorized Signatory
Name:
Title:

BANK OF AMERICA, N.A., as Collateral Agent

By:	/s/ Authorized Signatory
Name:
Title:

BANK OF AMERICA, N.A., as Initial Servicer

By:	/s/ Authorized Signatory
Name:
Title:

EXHIBIT A

HOLDER SCHEDULE

$275,000,000.00 Fourth Mezzanine Loan

[Redacted.]

A-1

EXHIBIT B

NOTICE ADDRESSES

[Redacted.]

B-1

SCHEDULE I

MAJORITY DECISIONS

(a) any amendment, modification or waiver of any provision of the Mezzanine Loan Documents that is not otherwise included as a Unanimous Decision;

(b) any determination to accelerate the Mezzanine Loan following an Event of Default;

(c) any commencement or termination of any foreclosure upon or comparable conversion of the ownership of the equity interest in the Mezzanine Borrower or any other enforcement action under the Mezzanine Loan Documents (or any election not to commence or continue any foreclosure pursuant to Section 6(i) of the Co-Lender Agreement);

(d) the filing or joinder in any filing of any involuntary bankruptcy case against any Person;

(e) except as specifically permitted in the Mezzanine Loan Documents, any consent to an assignment and assumption of any of the obligations of the Mezzanine Borrower under the Mezzanine Loan;

(f) any approval of annual budgets, business plans, major leases, modifications to or terminations of major leases or a material capital expenditure or other extraordinary expenses, in each case, to the extent any such approval is requested by the Mezzanine Borrower or required under the Mezzanine Loan Documents;

(g) any approval of the transfer of any portion of the Mezzanine Loan Collateral to the extent any such approval is requested by the Mezzanine Borrower or required under the Mezzanine Loan Documents and is not otherwise included as a Unanimous Decision;

(h) any material modification to a ground lease, to the extent the lender has approval rights with respect to such item in the Mezzanine Loan Documents;

(i) any determination to apply casualty proceeds or condemnation awards toward repayment of the Mezzanine Loan rather than toward restoration of the Property, in each case, to the extent any such approval is requested by the Mezzanine Borrower or required under the Mezzanine Loan Documents;

(j) the subordination of any lien (other than the lien on any material Mezzanine Loan Collateral) created pursuant to the terms of the Mezzanine Loan Documents;

I-1

(k) any material alteration to the Property, in each case, to the extent any such approval is requested by the Mezzanine Borrower or required under the Mezzanine Loan Documents;

(l) approval of any plans and specifications submitted to the lender for approval under the terms and provisions of the Mezzanine Loan Documents;

(m) any consent granted under any of the terms or provisions of the Intercreditor Agreement that is not otherwise included as a Super-Majority Decision or Unanimous Decision;

(n) any waiver of an Event of Default that is not otherwise included as a Unanimous Decision;

(o) any termination or replacement of the property manager, casino operator, franchisor or any material approval or modification or any termination of the property management agreement, shared services agreement, intellectual property license agreement or any other agreement relating to operation of the casinos or any franchise agreement relating to the properties that is not otherwise included as a Unanimous Decision, in each case to the extent the lender has approval rights with respect to such item in the Mezzanine Loan Documents;

(p) entering into an agreement converting or exchanging any Mezzanine Loan (or any portion thereof) into or for any other indebtedness;

(q) authorizing the sale of the Mezzanine Loan Collateral or the Pledged Senior Collateral following foreclosure (or assignment of deed-in-lieu thereof) for an amount less than the amount the applicable Mezzanine Borrower would be required to pay to release the Mezzanine Loan Collateral or the Pledged Senior Collateral, as applicable, from the liens of the Junior Loan Documents or Senior Loan Documents, as applicable;

(r) the appointment, termination or approval of any Servicer;

(s) the appointment, termination or approval of any Collateral Agent;

(t) any amendment, modification, waiver or supplement of any provision of, or any assignment of any operating lease or operating lease guarantee that is not otherwise included as a Unanimous Decision to the extent the lender has approval rights with respect to such item in the Mezzanine Loan Documents; and

(u) the incurrence by the Mezzanine Borrower of any additional debt.

I-2

SCHEDULE II

SUPER-MAJORITY DECISIONS

(a) any amendment, modification or waiver of any of the terms or provisions of the Intercreditor Agreement that is not otherwise included as a Unanimous Decision; and

(b) except as otherwise included as a Unanimous Decision, any consent granted under Section 8(a) or 8(c) of the Intercreditor Agreement to an amendment, deferral, extension, modification, increase, renewal, replacement, consolidation, supplement or waiver to a Senior Loan or a Senior Junior Loan, as applicable (an “Alteration”) (i) that materially adversely affects the Holders in a manner different from the manner in which the Alteration being consented to affects the Senior Lender or Senior Junior Lender, as applicable, wishing to effect such Alteration; provided, however that if such consent to an Alteration of the Senior Loan or Senior Junior Loan, as applicable, is being provided in connection with a corresponding Alteration to the Mezzanine Loan, then the consent by the Holders to the Alteration of the Senior Loan or Senior Junior Loan, as applicable, will be a Majority Decision if the corresponding Alteration to the Mezzanine Loan requires the consent of a Deciding Majority hereunder; provided, further, however, that if a corresponding Alteration would have been made to the Mezzanine Loan Agreement in connection with such consent to an Alteration of the Senior Loan set forth in Section 8(a)(xx) or (xxi) of the Intercreditor Agreement but for the fact that the applicable provisions in the Mezzanine Loan Agreement subject to such Alteration were included in the Mezzanine Loan Agreement solely by cross-reference to the Mortgage Loan Agreement (and therefore such Alteration to the Senior Loan has the effect of, but does not require a corresponding Alteration to, the Mezzanine Loan Agreement) as opposed to being fully defined in the Mezzanine Loan Agreement, then, to the extent such Alteration, if actually made to the Mezzanine Loan Agreement, would be a Majority Decision, the consent by the Holders to the Alteration of the Senior Loan will be a Majority Decision, or (ii) that requires the unanimous consent of the Senior Lender or Senior Junior Lender, as applicable, wishing to effect such Alteration.

II-1

SCHEDULE III

UNANIMOUS DECISIONS

(a) any extension, postponement or waiver of the date for payment of any interest, principal or fee in respect of a Note (other than extensions of maturity as permitted under Section 2.7 of the Mezzanine Loan Agreement);

(b) any waiver, reduction, deferral or forgiveness of the principal amount of a Note (other than pursuant to the terms of the Note Sales Agreement);

(c) any waiver, reduction, deferral or forgiveness of the interest rate (or any component definition thereof) or any interest or fee payable in respect of a Note;

(d) the extension of the maturity date with respect to a Note (other than as permitted under Section 2.7 of the Mezzanine Loan Agreement); provided, however, that, following the acceleration of the Mezzanine Loan, the consent to any action that results in the Mezzanine Loan no longer being accelerated such that the maturity date is returned to the date it was prior to the acceleration shall not be an extension of the maturity date for purposes of this clause (d);

(e) any extension, postponement or waiver of the date for payment of any amount payable under the Note Sales Agreement, and any waiver, reduction, deferral or forgiveness of any amount payable under the Note Sales Agreement

(f) the release, substitution (involving a release) or sale of any material Mezzanine Loan Collateral or any other material collateral securing the Mezzanine Loan (or, to the extent the Fourth Mezzanine Lender (as defined in the Intercreditor Agreement) has approval rights with respect to such item in the Mezzanine Loan Documents, securing the Senior Loan or more senior Related Mezzanine Loan), or any material guaranty of obligations under the Mezzanine Loan (other than to the extent permitted under the Mezzanine Loan Documents and other than in connection with the release and/or conveyance of the O’Sheas or the RDE Parcels (each as defined in the Mezzanine Loan Agreement), in each case under Section 2.5 of the Mezzanine Loan Agreement) or the reduction of any release consideration under the Mezzanine Loan Agreement;

(g) the amendment of any Mezzanine Loan Document in a manner that would by its terms alter the pro rata application of payments required thereunder or the priority of the Mezzanine Loan or any Note (whether among Holders of the Mezzanine Loan or among the Mortgage Loan and the Mezzanine Loan) under the Mezzanine Loan Documents with respect thereto;

(h) any amendment, modification or waiver of any of the terms or provisions of the Intercreditor Agreement in a manner that would reduce the consent rights of the Fourth Mezzanine Lender (as defined in the Intercreditor Agreement) or any consent granted under Section 8(a) or 8(c) of the Intercreditor Agreement to an Alteration to a

III-1

Senior Loan or a Senior Junior Loan, as applicable, that would increase the interest rate or principal balance or shorten the maturity date of the Senior Loan or Senior Junior Loan, as applicable;

(i) any amendment, modification or waiver of any operating lease that reduces or defers the rent payable under such lease;

(j) any amendment, modification or waiver of any guaranty of an operating lease that has the effect of reducing or deferring any payment obligations of the guarantor thereof; and

(k) the subordination of any lien on any material Mezzanine Loan Collateral.

III-2